                                                                    EXHIBIT 99.1


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Mattel, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Mattel, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of Mattel's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
February 2, 2000 (except for Note 12 which is as of March 31, 2000)

                         MATTEL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                      December 31, December 31,
                                                          1999         1998
                                                      ------------ ------------
                                                        (In thousands of USD)
                       ASSETS

Current Assets
  Cash and short-term investments....................  $  247,354   $  212,454
  Accounts receivable, less allowances of U.S.$29.5
   million at December 31, 1999 and U.S.$41.2 million
   at December 31, 1998..............................   1,001,972      983,050
  Inventories........................................     436,316      584,358
  Prepaid expenses and other current assets..........     166,217      277,948
                                                       ----------   ----------
    Total current assets.............................   1,851,859    2,057,810
                                                       ----------   ----------
Property, Plant and Equipment
  Land...............................................      34,882       35,113
  Buildings..........................................     270,185      271,580
  Machinery and equipment............................     552,625      512,225
  Capitalized leases.................................      23,271       23,271
  Leasehold improvements.............................      74,812       82,643
                                                       ----------   ----------
                                                          955,775      924,832
  Less: accumulated depreciation.....................     422,142      375,724
                                                       ----------   ----------
                                                          533,633      549,108
  Tools, dies and molds, net.........................     191,158      187,349
                                                       ----------   ----------
  Property, plant and equipment, net.................     724,791      736,457
                                                       ----------   ----------
Other Noncurrent Assets
  Intangibles, net...................................   1,200,622    1,264,462
  Net investment in discontinued operations..........     461,986      350,605
  Other assets.......................................     434,706      203,436
                                                       ----------   ----------
                                                       $4,673,964   $4,612,770
                                                       ==========   ==========

       The accompanying notes are an integral part of these statements.

     Consolidated results for 1998 have been restated retroactively for the effects of the May 1999 merger with Learning Company, accounted for as a pooling of interests. See Note 12.

                         MATTEL, INC. AND SUBSIDIARIES

                                                      December 31, December 31,
                                                          1999         1998
                                                      ------------ ------------
                                                        (In thousands of USD,
                                                         except share data)
        LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Short-term borrowings..............................  $  369,549   $  134,006
  Current portion of long-term liabilities...........       3,173       33,518
  Accounts payable...................................     293,277      293,421
  Accrued liabilities................................     714,633      651,013
  Income taxes payable...............................     184,789      205,253
                                                       ----------   ----------
    Total current liabilities........................   1,565,421    1,317,211
                                                       ----------   ----------
Long-Term Liabilities
  6 3/4% senior notes, due 2000......................     100,000      100,000
  6% senior notes, due 2003..........................     150,000      150,000
  6 1/8% senior notes, due 2005......................     150,000      150,000
  Medium-term notes..................................     540,500      540,500
  Mortgage note......................................      42,380       43,007
  Other..............................................     162,976      141,249
                                                       ----------   ----------
    Total long-term liabilities......................   1,145,856    1,124,756
                                                       ----------   ----------
Stockholders' Equity
  Preferred stock, Series A U.S.$0.01 par value,
   U.S.$200.00 liquidation preference per share,
   750.0 thousand shares authorized, issued and
   outstanding at December 31, 1998..................         --             8
  Preferred stock, Series C U.S.$1.00 par value,
   U.S.$125.00 liquidation preference per share,
   772.8 thousand shares authorized; 771.9 thousand
   shares issued and outstanding at December 31,
   1998..............................................         --           772
  Special voting preferred stock U.S.$1.00 par value,
   U.S.$10.00 liquidation preference per share, one
   share authorized, issued and outstanding,
   representing the voting rights of 3.2 million and
   5.2 million outstanding exchangeable shares at
   December 31, 1999 and 1998, respectively..........         --           --
  Common stock U.S.$1.00 par value, 1.0 billion
   shares authorized;
   433.6 million shares and 405.1 million shares
   issued in 1999 and 1998, respectively.............     433,563      405,114
  Additional paid-in capital.........................   1,728,954    1,845,222
  Deferred compensation..............................         --       (12,265)
  Treasury stock at cost; 12.0 million shares and
   14.3 million shares in 1999 and 1998,
   respectively......................................    (361,825)    (495,347)
  Retained earnings..................................     401,642      625,197
  Accumulated other comprehensive loss...............    (239,647)    (197,898)
                                                       ----------   ----------
    Total stockholders' equity.......................   1,962,687    2,170,803
                                                       ----------   ----------
                                                       $4,673,964   $4,612,770
                                                       ==========   ==========
Commitments and Contingencies (See accompanying
 notes.)

       The accompanying notes are an integral part of these statements.

     Consolidated results for 1998 have been restated retroactively for the effects of the May 1999 merger with Learning Company, accounted for as a pooling of interests. See Note 12.

                         MATTEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      For the Year
                                            ----------------------------------
                                               1999        1998        1997
                                            ----------  ----------  ----------
                                              (In thousands of USD, except
                                                   per share amounts)
Net Sales.................................  $4,595,490  $4,698,337  $4,778,663
Cost of sales.............................   2,413,469   2,388,542   2,414,578
                                            ----------  ----------  ----------
Gross Profit..............................   2,182,021   2,309,795   2,364,085
Advertising and promotion expenses........     684,519     786,396     760,750
Other selling and administrative
 expenses.................................     867,955     862,543     779,777
Restructuring and other charges...........     281,107      44,000     275,000
Amortization of intangibles...............      52,010      41,329      32,179
Interest expense..........................     131,609     110,833      90,130
Other (income) expense, net...............      (5,343)      5,248       1,167
                                            ----------  ----------  ----------
Income From Continuing Operations Before
 Income Taxes and Extraordinary Item           170,164     459,446     425,082
Provision for income taxes................      61,777     131,193     135,288
                                            ----------  ----------  ----------
Income From Continuing Operations Before
 Extraordinary Item                            108,387     328,253     289,794
Discontinued Operations (See Note 12)
Loss from discontinued operations.........    (190,760)   (122,200)   (467,905)
                                            ----------  ----------  ----------
Income (Loss) Before Extraordinary Item        (82,373)    206,053    (178,111)
Extraordinary item--loss on early
 retirement of debt.......................         --          --       (4,610)
                                            ----------  ----------  ----------
Net Income (Loss).........................     (82,373)    206,053    (182,721)
Preferred stock dividend requirements.....       3,980       7,960      10,505
                                            ----------  ----------  ----------
Net Income (Loss) Applicable to Common
 Shares...................................  $  (86,353) $  198,093  $ (193,226)
                                            ==========  ==========  ==========
Basic Income (Loss) Per Common Share......
Income from continuing operations before
 extraordinary item.......................  $     0.25  $     0.82  $     0.76
Loss from discontinued operations.........       (0.46)      (0.31)      (1.27)
Extraordinary item--loss on early
 retirement of debt.......................         --          --        (0.01)
                                            ----------  ----------  ----------
Net income (loss).........................  $    (0.21) $     0.51  $    (0.52)
                                            ==========  ==========  ==========
Weighted average number of common shares..     414,186     390,210     369,870
                                            ==========  ==========  ==========
Diluted Income (Loss) Per Common Share....
Income from continuing operations before
 extraordinary item.......................  $     0.25  $     0.76  $     0.74
Loss from discontinued operations.........       (0.45)      (0.29)      (1.24)
Extraordinary item--loss on early
 retirement of debt.......................         --          --        (0.01)
                                            ----------  ----------  ----------
Net income (loss).........................  $    (0.20) $     0.47  $    (0.51)
                                            ==========  ==========  ==========
Weighted average number of common and
 common equivalent shares                      425,281     421,707     378,727
                                            ==========  ==========  ==========
Dividends Declared Per Common Share.......  $     0.35  $     0.31  $     0.27
                                            ==========  ==========  ==========

       The accompanying notes are an integral part of these statements.

     Consolidated results for all periods presented have been restated retroactively for the effects of the May 1999 merger with Learning Company, accounted for as a pooling of interests. See Note 12.

     Consolidated results for 1997 have been restated retroactively for the effects of the March 1997 merger with Tyco, accounted for as a pooling of interests. See Note 7.

                         MATTEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      For the Year
                                             ---------------------------------
                                               1999        1998        1997
                                             ---------  -----------  ---------
                                                  (In thousands of USD)
Cash Flows From Operating Activities:
Net income (loss) .........................  $ (82,373) $   206,053  $(182,721)
Deduct: loss from discontinued operations..   (190,760)    (122,200)  (467,905)
    loss on early retirement of debt, net
    of tax.................................        --           --      (4,610)
                                             ---------  -----------  ---------
Income from continuing operations..........    108,387      328,253    289,794
Adjustments to reconcile income from
 continuing operations to net cash flows
 from operating activities:
 Noncash restructuring and integration
  charges..................................     46,374          --      90,382
 Depreciation..............................    187,455      169,116    154,994
 Amortization..............................     58,555       45,189     34,917
Increase (decrease) from changes in assets
 and liabilities:
  Accounts receivable......................   (125,891)     140,248   (201,909)
  Inventories..............................    118,703      (47,715)   (33,012)
  Prepaid expenses and other current
   assets..................................    (23,707)     (16,295)   (75,810)
  Accounts payable, accrued liabilities and
   income taxes payable....................     59,128      (79,254)   161,640
  Deferred income taxes....................     (7,151)        (999)    64,015
  Other, net...............................     (6,390)       8,958     (3,157)
                                             ---------  -----------  ---------
Net cash flows from operating activities of
 continuing operations.....................    415,463      547,501    481,854
                                             ---------  -----------  ---------
Cash Flows From Investing Activities:
Purchases of tools, dies and molds.........   (107,017)    (114,387)   (96,006)
Purchases of other property, plant and
 equipment.................................    (94,158)    (161,860)  (125,567)
Payment for acquisitions, net of cash
 acquired..................................     (1,091)    (782,588)    (8,625)
Proceeds from sale of business and other
 property, plant and equipment.............     10,033       18,667     31,484
Investment in other long-term assets.......    (48,398)     (10,783)    (7,816)
Other, net.................................       (612)      (1,484)       566
                                             ---------  -----------  ---------
Net cash flows used for investing
 activities of continuing operations.......   (241,243)  (1,052,435)  (205,964)
                                             ---------  -----------  ---------
Cash Flows From Financing Activities:
Short-term borrowings, net.................    244,595      109,110     (6,957)
Proceeds from issuance of notes............        --       350,000    310,000
Payments of long-term debt.................    (30,254)     (99,310)  (234,823)
Exercise of stock options including related
 tax benefit...............................     66,207      114,656     59,677
Purchase of treasury stock.................    (75,507)    (351,093)  (227,932)
Sale of treasury stock.....................        --           --      71,248
Payment of dividends on common and
 preferred stock...........................   (125,673)     (97,970)   (84,537)
Other, net.................................       (572)      (1,050)    (2,904)
                                             ---------  -----------  ---------
Net cash flows from (used) for financing
 activities of continuing operations.......     78,796       24,343   (116,228)
                                             ---------  -----------  ---------
Net Cash Used for Discontinued Operations..   (215,261)         --         --
Effect of Exchange Rate Changes on Cash....     (2,855)      (1,902)   (14,986)
                                             ---------  -----------  ---------
Increase (Decrease) in Cash and Short-term
 Investments...............................     34,900     (482,493)   144,676
Cash and Short-term Investments at
 Beginning of Year.........................    212,454      694,947    550,271
                                             ---------  -----------  ---------
Cash and Short-term Investments at End of
 Year......................................  $ 247,354  $   212,454  $ 694,947
                                             =========  ===========  =========

        The accompanying notes are an integral part of these statements

    Consolidated results for all periods presented have been restated retroactively for the effects of the May 1999 merger with Learning Company, accounted for as a pooling of interests. See Note 12.

    Consolidated results for 1997 have been restated retroactively for the effects of the March 1997 merger with Tyco, accounted for as a pooling of interests. See Note 7.

                         MATTEL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                              Accumulated
                                              Additional                                         Other         Total
                          Preferred  Common    Paid-In    Treasury     Deferred   Retained   Comprehensive Stockholders'
                            Stock    Stock     Capital      Stock    Compensation Earnings   Income (Loss)    Equity
                          --------- --------  ----------  ---------  ------------ ---------  ------------- -------------
                                                            (In thousands of USD)
Balance, December 31,
1996....................    $ 827   $369,190  $1,233,753  $(215,999)   $          $ 820,024    $ (98,008)   $2,109,787
Comprehensive (loss):
 Net (loss).............                                                           (182,721)                  (182,721)
 Unrealized gain on
 securities.............                                                                             719           719
 Currency translation
 adjustments............                                                                        (113,177)     (113,177)
                                                                                  ---------    ---------    ----------
Comprehensive (loss)....                                                           (182,721)    (112,458)     (295,179)
Net income of Broderbund
for the three months
ended November 30, 1996
not included in results
of operations...........                                                              8,895                      8,895
Purchase of treasury
stock...................                (480)    (14,094)  (227,932)                                          (242,506)
Issuance of treasury
stock...................                         (45,486)   158,511                                            113,025
Exercise of stock
options.................               2,135      36,655                                                        38,790
Shares issued for
acquisitions............               4,362      13,591                             (6,193)                    11,760
Issuance of Series A
Preferred Stock.........        8                202,025                                                       202,033
Issuance of Softkey
warrants................                          57,462                                                        57,462
Conversion of 7% Notes..                 893      15,141                                                        16,034
Conversion of preferred
stock...................      (55)     2,761      (2,706)                                                          --
Conversion of
exchangeable shares.....                  88         (88)                                                          --
Shares issued under
employee stock purchase
plan....................                  62       1,208                                                         1,270
Dividends declared on
common stock............                                                            (77,528)                   (77,528)
Dividends declared on
preferred stock.........                                                            (10,505)                   (10,505)
                            -----   --------  ----------  ---------    --------   ---------    ---------    ----------
Balance, December 31,
1997....................      780    379,011   1,497,461   (285,420)        --      551,972     (210,466)    1,933,338
Comprehensive income:
 Net income.............                                                            206,053                    206,053
 Unrealized gain on
 securities.............                                                                          10,249        10,249
 Currency translation
 adjustments............                                                                           2,319         2,319
                                                                                  ---------    ---------    ----------
Comprehensive income....                                                            206,053       12,568       218,621
Net income of Broderbund
for the month ended
December 31, 1997 not
included in results of
operations..............                                                                209                        209
Purchase of treasury
stock...................                                   (351,393)                                          (351,393)
Issuance of treasury
stock...................                         (65,210)   141,466                                             76,256
Exercise of stock
options.................               4,682      76,749                                                        81,431
Shares issued for
acquisitions............               5,503     111,011                            (34,646)                    81,868
Issuance of Softkey
warrants................                         134,346                                                       134,346
Conversion of
exchangeable shares.....              10,900     (10,900)                                                          --
Conversion of 5 1/2%
Notes...................               4,122      88,880                                                        93,002
Issuance of nonvested
stock...................                 840      12,071                (12,265)                                   646
Shares issued under
employee stock purchase
plan....................                  56         814                                                           870
Dividends declared on
common stock............                                                            (90,431)                   (90,431)
Dividends declared on
preferred stock.........                                                             (7,960)                    (7,960)
                            -----   --------  ----------  ---------    --------   ---------    ---------    ----------
Balance, December 31,
1998....................    $ 780   $405,114  $1,845,222  $(495,347)   $(12,265)  $ 625,197    $(197,898)   $2,170,803

                         MATTEL, INC. AND SUBSIDIARIES

                                                                                            Accumulated
                                            Additional                                         Other         Total
                         Preferred  Common   Paid-In    Treasury     Deferred   Retained   Comprehensive Stockholders'
                           Stock    Stock    Capital      Stock    Compensation Earnings   Income (Loss)    Equity
                         --------- -------- ----------  ---------  ------------ ---------  ------------- -------------
                                                           (In thousands of USD)
Balance, December 31,
1998....................   $ 780   $405,114 $1,845,222  $(495,347)   $(12,265)  $ 625,197    $(197,898)   $2,170,803
Comprehensive (loss):
 Net (loss).............                                                          (82,373)                   (82,373)
 Unrealized gain on
 securities:
   Unrealized holding
   gains................                                                                         3,184         3,184
   Less:
   reclassification
   adjustment for
   realized gains
   included in net
   (loss)...............                                                                       (11,143)      (11,143)
Currency translation
adjustments.............                                                                       (33,790)      (33,790)
                                                                                ---------    ---------    ----------
Comprehensive (loss)....                                                          (82,373)     (41,749)     (124,122)
Conversion of Series A
Preferred Stock.........      (8)    18,000    (17,992)                                                          --
Redemption of Series C
Preferred Stock.........    (772)     6,382    (51,834)    46,224                                                --
Purchase of treasury
stock...................                                  (75,507)                                           (75,507)
Issuance of treasury
stock...................                       (87,300)   134,977                                             47,677
Exercise of stock
options.................              1,447     28,018                                                        29,465
Shares issued for
acquisitions............                241      5,306                                                         5,547
Conversion of
exchangeable shares.....              2,342     (2,342)                                                          --
Shares issued under
employee stock purchase
plan....................                 37        719                                                           756
Tax adjustment related
to 1987 quasi-
reorganization..........                        33,400                                                        33,400
Exercise of warrants....                       (24,243)    27,828                                              3,585
Nonvested stock
activity................                                               12,265                                 12,265
Dividends declared on
common stock............                                                         (137,202)                  (137,202)
Dividends declared on
preferred stock.........                                                           (3,980)                    (3,980)
                           -----   -------- ----------  ---------    --------   ---------    ---------    ----------
Balance, December 31,
1999....................   $ --    $433,563 $1,728,954  $(361,825)   $    --    $ 401,642    $(239,647)   $1,962,687
                           =====   ======== ==========  =========    ========   =========    =========    ==========

       The accompanying notes are an integral part of these statements.

  Consolidated results for all periods presented have been restated retroactively for the effects of the May 1999 merger with Learning Company, accounted for as a pooling of interests. See Note 12.

  Consolidated results for December 31, 1996 have been restated retroactively for the effects of the March 1997 merger with Tyco, accounted for as a pooling of interests. See Note 7.

                         MATTEL, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Summary of Significant Accounting Policies

 Principles of Consolidation and Basis of Preparation

     The consolidated financial statements include the accounts of Mattel. All significant intercompany accounts and transactions have been eliminated in consolidation, and certain amounts in the financial statements for prior years have been reclassified to conform with the current year presentation. Investments in joint ventures and other companies are accounted for by the equity method or cost basis depending upon the level of the investment and/or Mattel's ability to exercise influence over operating and financial policies. Financial data for 1997 reflect the retroactive effect of the merger, accounted for as a pooling of interests, with Tyco consummated in March 1997 (see Note 7). Financial data for all periods presented reflect the retroactive effect of the merger, accounted for as a pooling of interests with Learning Company in May 1999 (see Note 12).

     Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Foreign Currency Translation

     Assets and liabilities of foreign subsidiaries are translated into US dollars at fiscal year-end exchange rates. Income, expense and cash flow items are translated at weighted average exchange rates prevailing during the fiscal year. The resulting currency translation adjustments are recorded as a component of other comprehensive income (loss) within stockholders' equity.

 Cash and Short-Term Investments

     Cash includes cash equivalents, which are highly liquid investments with maturities of three months or less when purchased. Because of the short maturities of these instruments, the carrying amount is a reasonable estimate of fair value.

 Marketable Securities

     Marketable securities, comprised principally of investments in private and publicly-traded securities, are stated at market value and classified as securities available-for-sale. Unrealized gains or losses are reported as a component of other comprehensive income (loss) within stockholders' equity until realized. Quoted market prices, which approximated cost as of the balance sheet dates, are reasonable estimates of the portfolio's fair value. These marketable securities, which had a cost basis of U.S.$2.1 million and U.S.$2.7 million as of December 31, 1999 and 1998, respectively, are shown in the consolidated balance sheets as part of net investment in discontinued operations.

 Inventories

     Inventories, net of an allowance for excess quantities and obsolescence, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

 Property, Plant and Equipment

     Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over estimated useful lives of 10 to 40 years for buildings, 3 to 10 years for machinery and equipment, and 10 to 20 years, not to exceed the lease term, for leasehold improvements. Tools, dies and molds are amortized using the straight-line method over three years.

                         MATTEL, INC. AND SUBSIDIARIES

 Intangibles and Long-Lived Assets

     Intangible assets consist of the excess of purchase price over the fair value of net assets acquired in purchase acquisitions, and the cost of acquired patents and trademarks. Intangible assets are amortized using the straight-line method over periods ranging from 2 to 40 years. Accumulated amortization was U.S.$280.2 million and U.S.$228.2 million as of December 31, 1999 and 1998, respectively.

     The carrying value of fixed and intangible assets is periodically reviewed to identify and assess any impairment by evaluating the operating performance and future undiscounted cash flows of the underlying assets.

 Revenue Recognition

     Revenue from the sale of toy products is recognized upon shipment. Accruals for customer discounts and rebates, and defective returns are recorded as the related revenues are recognized.

     Revenue from the sale of software products included in discontinued operations is recognized upon shipment, provided that no significant obligations remain outstanding and collection of the receivable is probable. Costs related to insignificant post shipment obligations are accrued when revenue is recognized for the sale of the related products. Allowances for good returns are provided at the time of sale and allowances for price protection are provided at the time of commitment and are charged against revenues. The allowances for good returns and doubtful accounts are developed based on an evaluation of historical and expected sales experience and by channel of distribution, and are based on information available as of the reporting date. To the extent the future market, sell-through experience, customer mix, channels of distribution, product pricing, and general economic and competitive conditions change, the estimated reserves required for returns and allowances may also change. Revenues from royalty and licensing arrangements are recognized as earned based upon performance or product shipments.

 Advertising and Promotion Costs

     Costs of media advertising are expensed the first time the advertising takes place, except for direct-response advertising, which is capitalized and amortized over its expected period of future benefits. Direct-response advertising consists primarily of catalogue production and mailing costs that are generally amortized within three months from the date catalogues are mailed. Advertising costs associated with customer benefit programs are accrued as the related revenues are recognized. Costs related to various end-user coupon rebate programs included in discontinued operations are expensed at the time sales are made and are estimated based on the expected coupon redemption rate on a product-by-product basis and are adjusted to actual at the end of each reporting period.

 Software Development Costs

     Costs for new software products and enhancements to existing software products included in discontinued operations are expensed as incurred until technological feasibility has been established. Once technological feasibility is established, software development costs are capitalized until the related product is launched. Capitalized software development costs are amortized on a product-by-product basis using the straight-line method over the estimated economic life of the product, which is generally twelve months from when the product is launched, which approximates the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product.

                         MATTEL, INC. AND SUBSIDIARIES

 Stock-Based Compensation

     Mattel has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been recognized in the results of operations for nonqualified stock options granted under Mattel's plans as such options are granted at not less than the quoted market price of Mattel's common stock on the date of grant.

 Income Taxes

     Mattel accounts for certain income and expense items differently for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse.

 Income and Dividends Per Common Share

     Share and per share data for all periods presented in these financial statements reflect the retroactive effects of the May 1999 Learning Company merger. The 1997 share and per share data presented in these financial statements reflect the retroactive effects of the March 1997 Tyco merger.

     In the 1997 fourth quarter, Mattel adopted Statement of Financial Accounting Standards No. 128, Earnings per Share. Accordingly, data for 1997 have been restated to present basic and diluted income (loss) per common share.

     Basic income (loss) per common share is computed by dividing earnings available to common stockholders by the weighted average number of common shares and common shares obtainable upon the exchange of the exchangeable shares of Mattel's Canadian subsidiary, Softkey Software Products Inc., outstanding during each period. Earnings available to common stockholders represent reported net income (loss) less preferred stock dividend requirements.

     Diluted income (loss) per common share is computed by dividing diluted earnings available to common stockholders by the weighted average number of common shares, common shares obtainable upon the exchange of the exchangeable shares of Mattel's Canadian subsidiary, Softkey Software Products Inc., and other common equivalent shares outstanding during each period. The calculation of common equivalent shares assumes the exercise of dilutive stock options and warrants, net of assumed treasury share repurchases at average market prices, and conversion of dilutive preferred stock and convertible debt, as applicable. Dilutive securities are included in the calculation of weighted average shares outstanding for those periods in which Mattel has recorded income from continuing operations.

                         MATTEL, INC. AND SUBSIDIARIES

     A reconciliation of earnings available to common stockholders and diluted earnings available to common stockholders and the related weighted average shares for the years ended December 31 follows (in thousands of USD):

                                1999              1998              1997
                          ----------------- ----------------- -----------------
                          Earnings  Shares  Earnings  Shares  Earnings  Shares
                          --------  ------- --------  ------- --------  -------
Income from continuing
 operations.............  $108,387          $328,253          $289,794
Less: preferred stock
 dividend requirements..    (3,980)           (7,960)          (10,505)
                          --------          --------          --------
Earnings available to
 common stockholders....  $104,407  414,186 $320,293  390,210 $279,289  369,870
Dilutive securities:
  Dilutive stock
   options..............              3,920             8,685             5,665
  Warrants..............                665             4,812             1,165
  Convertible debt......                --                --       479      589
  Preferred stock.......              6,510            18,000             1,438
                          --------  ------- --------  ------- --------  -------
Diluted earnings
 available to common
 stockholders...........  $104,407  425,281 $320,293  421,707 $279,768  378,727
                          ========  ======= ========  ======= ========  =======

     Premium price stock options totaling 16.9 million, other nonqualified stock options totaling 19.3 million, convertible debt, and Series C preferred stock were excluded from the calculation of diluted earnings per share in 1999 because they were anti-dilutive. Premium price options totaling 18.7 million, Series C preferred stock and convertible debt were excluded from the calculation of diluted earnings per share in 1998 because they were anti-dilutive. Certain convertible debt was excluded from the calculation of diluted earnings per share in 1997 because it was anti-dilutive.

 Foreign Currency Contracts

     Mattel enters into foreign currency forward exchange and option contracts primarily as hedges of inventory purchases, sales and other intercompany transactions denominated in foreign currencies to limit the effect of exchange rate fluctuations on its results of operations and cash flows. Mattel does not enter into contracts for speculative purposes. Gains and losses related to firm commitments, which qualify for hedge accounting, are deferred and are recognized in the results of operations, balance sheet, and statement of cash flows as part of the underlying transaction. Contracts that do not qualify for hedge accounting are marked to market with gains and losses recognized in the results of operations currently. If a derivative previously designated as a hedge of a foreign currency commitment is terminated prior to the transaction date of the related commitment, the resultant gain or loss is recognized at the time of maturity of the original contract as a component of other income, net.

                         MATTEL, INC. AND SUBSIDIARIES

Note 2--Income Taxes

     Consolidated pre-tax income (loss) from continuing operations consists of the following (in thousands of USD):

                                                           For the Year
                                                    ----------------------------
                                                      1999       1998     1997
                                                    ---------  -------- --------
    US operations.................................. $(126,675) $ 53,965 $ 70,225
    Foreign operations.............................   296,839   405,481  354,857
                                                    ---------  -------- --------
                                                    $ 170,164  $459,446 $425,082
                                                    =========  ======== ========

     The provision for current and deferred income taxes consists of the following (in thousands of USD):

                                                          For the Year
                                                   ----------------------------
                                                     1999      1998      1997
                                                   --------  --------  --------
    Current
      Federal..................................... $  9,816  $ 40,132  $ 55,056
      State.......................................    7,400     5,500    15,745
      Foreign.....................................   58,150    98,336    80,395
                                                   --------  --------  --------
                                                     75,366   143,968   151,196
                                                   --------  --------  --------
    Deferred
      Federal.....................................  (30,109)    1,825   (14,283)
      State.......................................    3,420    (1,400)    3,640
      Foreign.....................................   13,100   (13,200)   (7,962)
                                                   --------  --------  --------
                                                    (13,589)  (12,775)  (18,605)
                                                   --------  --------  --------
    Provision including extraordinary item........   61,777   131,193   132,591
    Benefit allocated to extraordinary item.......      --        --      2,697
                                                   --------  --------  --------
    Total provision for income taxes.............. $ 61,777  $131,193  $135,288
                                                   ========  ========  ========

                         MATTEL, INC. AND SUBSIDIARIES

     Deferred income taxes are provided principally for net operating loss carryforwards, certain reserves, depreciation, employee compensation-related expenses, and certain other expenses that are recognized in different years for financial statement and income tax purposes. Mattel's deferred income tax assets (liabilities) were comprised of the following (in thousands of USD):

                                                              As of Year End
                                                            -------------------
                                                              1999       1998
                                                            ---------  --------
    Operating loss and tax credit carryforwards............ $ 192,162  $ 96,410
    Sales allowances and inventory reserves................    66,854    83,573
    Deferred compensation..................................    39,476    36,123
    Excess of tax basis over book basis....................    18,856    15,825
    Restructuring and integration charges..................    54,942    15,349
    Postretirement benefits................................    12,790    12,842
    Other..................................................    48,371    42,000
                                                            ---------  --------
      Gross deferred income tax assets.....................   433,451   302,122
                                                            ---------  --------
    Excess of book basis over tax basis....................    (4,449)  (14,392)
    Retirement benefits....................................   (19,933)  (15,570)
    Deferred intangible assets.............................   (31,691)      --
    Other..................................................   (26,042)   (9,159)
                                                            ---------  --------
      Gross deferred income tax liabilities................   (82,115)  (39,121)
    Deferred income tax asset valuation allowances.........  (138,400)  (63,654)
                                                            ---------  --------
    Net deferred income tax assets......................... $ 212,936  $199,347
                                                            =========  ========

     Management considered all available evidence and determined that a valuation allowance of U.S.$138.4 million was required as of December 31, 1999 for certain tax credit and net operating loss carryforwards that would likely expire prior to their utilization. However, management feels it is more likely than not that Mattel will generate sufficient taxable income in the appropriate carryforward periods to realize the benefit of the remaining net deferred tax assets of U.S.$212.9 million.

     Differences between the provision for income taxes at the US federal statutory income tax rate and the provision in the consolidated statements of operations were as follows (in thousands of USD):

                                                         For the Year
                                                  ----------------------------
                                                    1999      1998      1997
                                                  --------  --------  --------
    Provision at federal statutory rates........  $ 59,557  $160,806  $148,779
    Increase (decrease) resulting from:
      Losses without income tax benefit.........    21,170     1,821     1,468
      Foreign earnings taxed at different rates,
       including withholding taxes..............   (62,488)  (44,301)  (42,503)
      State and local taxes, net of federal
       benefit..................................     6,165     2,665    12,287
      Non-deductible restructuring charges......    25,986       --     20,150
      Other.....................................    11,387    10,202    (4,893)
                                                  --------  --------  --------
    Total provision for income taxes............  $ 61,777  $131,193  $135,288
                                                  ========  ========  ========

                         MATTEL, INC. AND SUBSIDIARIES

     Appropriate US and foreign income taxes have been provided for earnings of foreign subsidiary companies that are expected to be remitted in the near future. The cumulative amount of undistributed earnings of foreign subsidiaries that Mattel intends to permanently invest and upon which no deferred US income taxes have been provided is U.S.$1.4 billion at December 31, 1999. The additional US income tax on the unremitted foreign earnings, if repatriated, would be offset in whole or in part by foreign tax credits.

     As of December 31, 1999, Mattel has US net operating loss carryforwards totaling U.S.$206.0 million and credit carryforwards of U.S.$48.1 million for federal income tax purposes. The net operating loss carryforwards expire during the years 2000 to 2019, while U.S.$44.0 million of the tax credits expire during the years 2000 to 2010 with the remainder having no expiration date. Utilization of these loss and credit carryforwards are subject to annual limitations, and Mattel has established a valuation allowance for the carryforwards which are not expected to be utilized. The goodwill recorded in connection with Tyco's 1991 acquisition of Matchbox has been reduced by the tax effect of the portion of the net operating losses which Mattel expects to utilize.

     Certain foreign subsidiaries have net operating loss carryforwards totaling U.S.$172.1 million (U.S.$92.6 million with no expiration date, U.S.$77.8 million expiring during the years 2000 to 2004, and U.S.$1.7 million expiring after 2004).

     Generally accepted accounting principles require that tax benefits related to the exercise by employees of nonqualified stock options be credited to additional paid-in capital. In 1999, 1998 and 1997, nonqualified stock options exercised resulted in credits to additional paid-in capital totaling U.S.$15.0 million, U.S.$38.7 million and U.S.$20.2 million, respectively.

     The Internal Revenue Service has completed its examination of the Mattel, Inc. federal income tax returns through December 31, 1994.

Note 3--Employee Benefits

     Mattel and certain of its subsidiaries have retirement plans covering substantially all employees of these companies. Expense related to these plans totaled U.S.$18.6 million, U.S.$20.0 million and U.S.$19.0 million in 1999, 1998 and 1997, respectively.

 Pension Plans

     Mattel provides defined benefit pension plans, which satisfy the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). With the exception of the Fisher-Price Pension Plan, activity related to Mattel's pension plans, including those of foreign affiliates, was not significant during any year.

                         MATTEL, INC. AND SUBSIDIARIES

     The components of net pension income for the Fisher-Price Pension Plan, based upon a December valuation date for the year ended December 31, 1999 and an October valuation date for the years ended December 31, 1998 and 1997, are detailed below (in thousands of USD):

                                                     For the Period Ended
                                                  ----------------------------
                                                    1999      1998      1997
                                                  --------  --------  --------
    Service cost................................. $  2,829  $  2,508  $  2,594
    Interest cost................................   14,655    10,929    10,327
    Expected return on plan assets...............  (27,237)  (18,949)  (16,163)
    Amortization of:
      Unrecognized prior service cost............       88       108       134
      Unrecognized net asset.....................   (1,284)   (2,569)   (2,569)
    Plan amendment loss (gain)...................    1,386     1,154      (826)
                                                  --------  --------  --------
    Net pension income........................... $ (9,563) $ (6,819) $ (6,503)
                                                  ========  ========  ========

     Reconciliation of the funded status of Fisher-Price's domestic pension plan to the related prepaid asset included in the consolidated balance sheets is as follows (in thousands of USD):

                                                               As of Year End
                                                              -----------------
                                                                1999     1998
                                                              --------  -------
    Funded status of the plan................................ $ 65,401  $41,335
    Unrecognized net gain....................................  (19,551)  (4,438)
    Unrecognized prior service cost..........................      692    1,366
    Unrecognized net transition asset........................      --    (1,285)
                                                              --------  -------
    Prepaid pension asset.................................... $ 46,542  $36,978
                                                              ========  =======

     Reconciliation of the assets and liabilities of Fisher-Price's domestic pension plan are as follows (in thousands of USD):

                                                              As of Year End
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
    Change in Plan Assets
      Plan assets at fair value, beginning of year.......... $197,912  $202,887
      Actual return on plan assets..........................   35,588     2,793
      Benefits paid.........................................  (10,707)   (7,768)
                                                             --------  --------
      Plan assets at fair value, end of year................ $222,793  $197,912
                                                             ========  ========

    Change in Projected Benefit Obligation
      Projected benefit obligation, beginning of year....... $156,577  $142,078
      Service cost..........................................    2,829     2,508
      Interest cost.........................................   14,655    10,929
      Plan amendments.......................................    2,003     1,154
      Actuarial (gain) loss.................................   (7,965)    7,676
      Benefits paid.........................................  (10,707)   (7,768)
                                                             --------  --------
      Projected benefit obligation, end of year............. $157,392  $156,577
                                                             ========  ========

                         MATTEL, INC. AND SUBSIDIARIES

                                                             For the Period
                                                            -------------------
                                                            1999   1998   1997
                                                            -----  -----  -----
    Assumptions
      Weighted average discount rate.......................  8.00%  7.50%  7.75%
      Rate of future compensation increases................  4.00%  4.00%  4.00%
      Long-term rate of return on plan assets.............. 11.00% 11.00% 11.00%

     During 1999, Mattel applied for a determination letter from the Internal Revenue Service related to its planned conversion of the Fisher-Price Pension Plan from a career-average plan to a cash balance plan. As of December 31, 1999, the proposed cash balance plan is under review by the Internal Revenue Service.

 Other Retirement Plans

     Domestic employees are eligible to participate in 401(k) savings plans sponsored by Mattel or its subsidiaries, which are defined contribution plans satisfying ERISA requirements. Mattel also maintains unfunded supplemental executive retirement plans which are nonqualified defined benefit plans covering certain key executives. For 1999, 1998 and 1997, the accumulated and vested benefit obligations and related expenses of these plans were not significant.

 Deferred Compensation and Excess Benefit Plans

     Mattel provides a deferred compensation plan which permits certain officers and key employees to elect to defer portions of their compensation. The deferred compensation plan, together with certain contributions made by Mattel and employees to an excess benefit plan, earn various rates of return. The liability for these plans as of December 31, 1999 and 1998 was U.S.$65.1 million and U.S.$47.8 million, respectively. Mattel's contribution to these plans and the related administrative expense were not significant to the results of operations during any year.
     Mattel has purchased group trust-owned life insurance contracts designed to assist in funding these programs. The cash surrender value of these policies, valued at U.S.$55.7 million and U.S.$40.7 million as of December 31, 1999 and 1998, respectively, are held in an irrevocable rabbi trust which is included in other assets in the consolidated balance sheets.

 Postretirement Benefits

     Fisher-Price has an unfunded postretirement health insurance plan covering certain eligible domestic employees hired prior to January 1, 1993. Details of the expense for the Fisher-Price plan recognized in the consolidated statements of operations for the years ended December 31, 1999, 1998 and 1997 are as follows (in thousands of USD):

                                                               For the Year
                                                           --------------------
                                                            1999   1998   1997
                                                           ------ ------ ------
    Service cost.......................................... $  224 $  218 $  284
    Interest cost.........................................  2,531  2,416  2,465
                                                           ------ ------ ------
    Net postretirement benefit cost....................... $2,755 $2,634 $2,749
                                                           ====== ====== ======

                         MATTEL, INC. AND SUBSIDIARIES

    Amounts included in the consolidated balance sheets for this plan are as follows (in thousands of USD):

                                                               As of Year End
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
    Current retirees.......................................... $29,988  $25,140
    Fully eligible active employees...........................   3,013    4,222
    Other active employees....................................   4,162    4,239
                                                               -------  -------
    Accumulated postretirement benefit obligation.............  37,163   33,601
    Unrecognized net loss.....................................  (6,254)  (1,716)
                                                               -------  -------
    Accrued postretirement benefit liability.................. $30,909  $31,885
                                                               =======  =======

    Reconciliation of the liabilities of Fisher-Price's postretirement health insurance plan are as follows (in thousands of USD):

                                                             As of Year End
                                                             ----------------
                                                              1999     1998
                                                             -------  -------
    Change in Accumulated Postretirement Benefit Obligation
      Accumulated postretirement benefit obligation,
       beginning of year.................................... $33,601  $33,315
      Service cost..........................................     224      218
      Interest cost.........................................   2,531    2,416
      Actuarial loss........................................   4,538      503
      Benefits paid, net of participant contributions.......  (3,731)  (2,851)
                                                             -------  -------
      Accumulated postretirement benefit obligation, end of
       year................................................. $37,163  $33,601
                                                             =======  =======

    The discount rates used in determining the accumulated postretirement benefit obligation were 8.00% for 1999, 7.50% for 1998 and 7.75% for 1997. For all participants, the health care cost trend rate for expected claim costs was assumed to be 5.50% in 1999 and remaining constant thereafter. A one percentage point increase or decrease in the assumed health care cost trend rate for each future year would have the following effect on the accumulated postretirement benefit obligation and the service and interest cost recognized as of and for the year ended December 31, 1999 (in thousands of USD):

                                                               One Percentage
                                                                    Point
                                                              -----------------
                                                              Increase Decrease
                                                              -------- --------
    Accumulated postretirement benefit obligation............  $3,729  $(3,188)
    Service and interest cost................................     284     (239)

    Domestic employees of Mattel participate in a contributory postretirement benefit plan. The ongoing costs and obligations associated with the Mattel, Inc. plan are not significant to the financial position and results of operations during any year.

 Incentive Awards

    In June 1999, the stockholders approved the Amended and Restated Mattel Long-Term Incentive Plan ("Amended and Restated LTIP"). The Amended and Restated LTIP is a three-year plan available to certain key executives of Mattel, Inc. Awards are based upon the financial performance of Mattel over a three-year period and are paid in the quarter following the end of the three-year measurement period. No expense was recorded in 1999 for awards under the Amended and Restated LTIP. Amounts charged to operating expense in 1998 and 1997 under the 1996--1998 LTIP were U.S.$10.8 million and U.S.$13.8 million, respectively.

                         MATTEL, INC. AND SUBSIDIARIES

     Mattel also has annual incentive compensation plans for officers and key employees based on Mattel's performance and subject to certain approvals of the Compensation/Options Committee of the board of directors. No expense was recorded in 1999 for awards under these plans. For the years ended December 31, 1998 and 1997, U.S.$11.7 million and U.S.$23.2 million, respectively, were charged to operating expense for awards under these plans. For the year ended December 31, 1999, U.S.$22.0 million was charged to operating expense related to a special award. This special broad-based employee award was approved by Mattel's board of directors and was designed to provide a competitive compensation level to retain and motivate employees of Mattel.

     Prior to the May 1999 merger, Learning Company maintained the 1990 Long-Term Equity Incentive Plan for certain senior executives. Under this plan, 0.8 million shares of nonvested stock were issued during 1998. The aggregate fair market value of the nonvested stock was being amortized to compensation expense over the restriction period. At the time of the 1999 merger, the nonvested stock became fully vested as a result of change of control provisions and the remaining unamortized amount of U.S.$11.8 million was charged to results of continuing operations in 1999.

     Prior to the March 1997 merger, Tyco had a Long-Term Incentive Plan for certain senior executives, under which Tyco awarded Restricted Stock Units ("RSU"). The aggregate fair market value of the RSUs was being amortized to compensation expense by Tyco over the restriction period. At the time of the 1997 merger, the RSUs were converted into approximately 244 thousand shares of Mattel common stock which approximated the fair value of the RSUs on the merger consummation date and the remaining unamortized amount of U.S.$5.1 million was charged to operating expense.

Note 4--Seasonal Financing and Long-Term Debt

 Seasonal Financing

     Mattel maintains and periodically amends or replaces an unsecured committed revolving credit agreement with a commercial bank group that is used as the primary source of financing the seasonal working capital requirements of its domestic and certain foreign affiliates. The agreement in effect during 1999 consisted of a committed unsecured facility providing a total of up to U.S.$1.0 billion in seasonal financing (a five-year facility that expires in 2003). Within the facility, up to U.S.$700.0 million was a standard revolving credit line available for advances and backup for commercial paper issuances. Interest was charged at various rates selected by Mattel, ranging from market commercial paper rates to the bank reference rate. The remaining U.S.$300.0 million was available for nonrecourse purchases of certain trade accounts receivable of Mattel by the commercial bank group providing the credit line. The agreement required Mattel to meet financial covenants for consolidated debt-to-capital and interest coverage and Mattel was in compliance with such covenants during 1999. This agreement will continue to be in effect during 2000. In addition, Mattel avails itself of uncommitted domestic facilities provided by certain banks to issue short-term money market loans.

     To meet seasonal borrowing requirements of certain foreign affiliates, Mattel negotiates individual financing arrangements, generally with the same group of banks that provided credit in the prior year. Foreign credit lines total approximately U.S.$370 million, a portion of which is used to support letters of credit. Mattel expects to extend these credit lines throughout 2000 and believes available amounts will be adequate to meet its seasonal financing requirements. Mattel also enters into agreements with banks of its foreign affiliates for nonrecourse sales of certain of its foreign subsidiary receivables.

                         MATTEL, INC. AND SUBSIDIARIES

     Interest rates charged on Mattel's working capital credit lines are adjusted on a periodic basis; therefore, the carrying amounts of such obligations are a reasonable approximation of their fair value. Information relating to Mattel's domestic and foreign credit lines and other short-term borrowings is summarized as follows (in thousands of USD):

                                                      For the Year
                                             --------------------------------
                                                1999        1998       1997
                                             ----------  ----------  --------
    Balance at end of year
      Domestic.............................. $  293,744  $   79,175  $    --
      Foreign...............................     75,805      54,831    17,468
    Maximum amount outstanding
      Domestic.............................. $1,207,000  $1,076,600  $558,000
      Foreign...............................    117,000     141,000    67,000
    Average borrowing
      Domestic.............................. $  573,100  $  400,800  $178,000
      Foreign...............................     40,000      58,000    40,000
    Weighted average interest rate on
     average borrowing
      Domestic (computed daily).............        5.5%        5.6%      5.7%
      Foreign (computed monthly)............       33.0%       20.3%     11.9%

 6 3/4% Senior Notes

     In May 1993, Mattel issued U.S.$100.0 million aggregate principal amount of 6 3/4% Senior Notes maturing May 15, 2000. Interest is payable semiannually on the fifteenth day of May and November. At December 31, 1999 and 1998, the bid prices for the 6 3/4% Senior Notes, as provided by one of the underwriters, were U.S.$999.40 and U.S.$1,014.00, respectively, based on a par value of U.S.$1,000.00. As of December 31, 1999, the 6 3/4% Senior Notes are classified in the consolidated balance sheets as a long-term liability because management has the ability and intent to repay this obligation upon maturity with proceeds from the issuance of other long-term debt instruments.

 5 1/2% Senior Convertible Notes ("5 1/2% Notes")

     In October 1995, Learning Company issued U.S.$350.0 million aggregate principal amount of 5 1/2% Notes maturing November 1, 2000. Interest is payable semiannually on the first day of May and November. The 5 1/2% Notes are convertible at the option of the holders into common stock at U.S.$53.00 per share. The terms of the 5 1/2% Notes provide for early redemption at the option of the issuer, in whole or in part, at any time on or after November 2, 1998 at redemption prices equal to 102.2% of the principal amount reducing annually to 100% by November 1, 2000. During the years ended December 31, 1998 and 1997, Learning Company repurchased U.S.$6.0 million and U.S.$28.0 million, respectively, of 5 1/2% Notes. In June 1998, Learning Company repurchased U.S.$96.7 million of 5 1/2% Notes in exchange for issuance of 4.1 million shares of common stock. At December 31, 1999 and 1998, the bid prices for the 5 1/2% Notes, as provided by one of the underwriters, were U.S.$980.00 and U.S.$985.00, respectively, based on a par value of U.S.$1,000.00. As of December 31, 1999 and 1998, the 5 1/2% Senior Notes are classified in the consolidated balance sheets in net investment in discontinued operations.

                         MATTEL, INC. AND SUBSIDIARIES

     Mattel assumed Learning Company's obligations related to the 5 1/2% Notes upon consummation of the May 1999 merger. As a result, the 5 1/2% Notes are now convertible at the option of the holders into a number of shares of Mattel common stock determined by dividing the principal amount of the notes to be converted by the U.S.$53.00 conversion price and multiplying the resulting number by 1.2.

     In December 1995, Tribune Company made an investment in Learning Company in the form of U.S.$150.0 million aggregate principal amount of 5 1/2% Notes. These notes were sold by Tribune Company during 1997 in a private transaction to an investor group prior to the issuance by Learning Company of
750.0 thousand shares of Series A Convertible Participating Preferred Stock ("Series A Preferred Stock") and were surrendered by the investor group for the shares of the Series A Preferred Stock.

 6% and 6 1/8% Senior Notes

     In July 1998, Mattel issued U.S.$300.0 million aggregate principal amount of senior notes, U.S.$150.0 million of which were 6% Senior Notes maturing July 15, 2003 and U.S.$150.0 million of which were 6 1/8% Senior Notes maturing July 15, 2005. Interest is payable semiannually on the fifteenth day of January and July. At December 31, 1999 and 1998, the bid prices for the 6% and 6 1/8% Senior Notes, as provided by one of the underwriters, were U.S.$929.20 and U.S.$1,004.40, respectively, for the 6% Senior Notes and U.S.$884.60 and U.S.$998.65, respectively, for the 6 1/8% Senior Notes, based on a par value of U.S.$1,000.00.

 Medium-Term Notes ("MT Notes")

     During the 1994 third quarter, Mattel commenced a program for the issuance of debt and equity securities under various shelf registration statements. In November 1998, Mattel filed its current universal shelf registration statement allowing the issuance of up to U.S.$400.0 million of debt and equity securities, all of which was available to be issued as of December 31, 1999. The following is a summary of MT Notes currently outstanding (in millions of USD, except bid prices):

                                                                      Bid Price(b)
                                   Maturity               -------------------------------------
 Year Issued               Amount    Date       Rate(a)         1999               1998
 -----------               ------ ----------- ----------  ----------------- -------------------
 1994....................  $ 50.5 12/01-12/04 8.48%-8.55% $1,008.57-$991.65 $1,052.61-$1,112.70
 1995....................   130.0 04/02-05/07 7.01%-7.65%    937.40- 963.78  1,043.20- 1,051.34
 1997....................   310.0 11/04-07/12 6.70%-7.49%    867.40- 912.10  1,021.59- 1,073.45
 1998....................    50.0       11/13 6.50%-6.61%    777.50- 786.30    990.52- 1,000.85

--------
(a)Interest is payable semiannually at fixed rates on the fifteenth day of May and November.

(b)Based on a par value of U.S.$1,000.00.

 Mortgage Note

     In 1990, Mattel borrowed U.S.$45.0 million under a mortgage agreement collateralized by its headquarters office facility in El Segundo, California. Interest accrues at 10.15% and monthly principal and interest payments are due through December 2005. The fair value of the original mortgage note, estimated by discounting future cash flows at interest rates currently available for debt with the same credit rating, similar terms and maturity date, was approximately U.S.$46 million and U.S.$51 million at December 31, 1999 and 1998, respectively.

 7% Convertible Subordinated Notes ("7% Notes")

     Upon consummation of the March 1997 merger, Mattel assumed Tyco's U.S.$16.0 million obligation related to the 7% Notes. On September 10, 1997, the holder converted all of the 7% Notes into 892.7 thousand shares of Mattel common stock.

                         MATTEL, INC. AND SUBSIDIARIES

 10 1/8% Senior Subordinated Notes ("10 1/8% Notes")

     Upon consummation of the March 1997 merger, Mattel assumed Tyco's U.S.$126.5 million obligation related to the 10 1/8% Notes. On August 15, 1997, Mattel exercised its option and redeemed the 10 1/8% Notes at 103.797% of par together with accrued interest. In the third quarter of 1997, Mattel recognized a pre-tax extraordinary loss of U.S.$7.3 million, and a related income tax benefit of U.S.$2.7 million, as a result of the early retirement.

 6 7/8% Senior Notes

     Mattel's U.S.$100.0 million of 6 7/8% Senior Notes issued in August 1992 were repaid upon maturity on August 1, 1997.

 Scheduled Maturities

     The aggregate amounts of long-term debt and other obligations maturing in the next five years are as follows (in thousands of USD):

                                        Senior    MT    Mortgage
                                        Notes    Notes    Note   Other   Total
                                       -------- ------- -------- ------ --------
    2000.............................. $100,000 $   --    $600   $2,500 $103,100
    2001..............................      --   30,500    700      500   31,700
    2002..............................      --   30,000    800      200   31,000
    2003..............................  150,000  30,000    800      200  181,000
    2004..............................      --   50,000    900      200   51,100

Note 5--Stockholders' Equity

 Preference Stock and Preference Share Purchase Rights

     Mattel is authorized to issue 20.0 million shares of U.S.$0.01 par value preference stock, of which none is currently outstanding. There are 2.0 million shares of U.S.$0.01 par value preference stock designated as Series E Junior Participating Preference Stock in connection with a distribution of Preference Share Purchase Rights (the "Rights") to Mattel's common stockholders. The Rights may be exercised by their holders to purchase shares of Mattel's Series E Junior Participating Preference Stock upon the occurrence of a change of control as defined in the rights agreement. The Rights will expire on February 17, 2002, unless the agreement is further extended or the Rights are earlier redeemed or exchanged by Mattel.

 Preferred Stock

     Mattel is authorized to issue 3.0 million shares of U.S.$1.00 par value preferred stock, of which 771.9 thousand shares were outstanding as of December 31, 1998.

  --Series A Preferred Stock

     During 1997, Learning Company issued 750.0 thousand shares of Series A Preferred Stock to an investor group in exchange for U.S.$150.0 million of 5 1/2% Notes. Just prior to the consummation of the May 1999 merger, each share of Series A Preferred Stock was converted into 20 shares of Learning Company common stock, and the resale restrictions expired.

                         MATTEL, INC. AND SUBSIDIARIES

  --Series C Mandatorily Convertible Redeemable Preferred Stock ("Series C Preferred Stock")

     During 1996, Tyco sold 772.8 thousand shares of Series C Preferred Stock. Each share of Series C Preferred Stock was converted into like Mattel preferred stock as a result of the March 1997 merger. Series C Depositary Shares ("Depositary Shares"), each representing one twenty-fifth of a share of Series C Preferred Stock, totaling 19.3 million shares, were sold by the depositary as part of the above offering. Each Depositary Share was converted into a like Mattel depositary share as a result of the March 1997 merger. On July 1, 1999, all outstanding shares of Series C Preferred Stock (and the related Depositary Shares) were converted by the holders into 7.7 million shares of Mattel common stock pursuant to terms of the certificate of designations.

  --Series B Voting Convertible Exchangeable Preferred Stock ("Series B Preferred Stock")

     During 1994, Tyco sold 47.6 thousand shares of Series B Preferred Stock to a private investment group. Each share of Series B Preferred Stock was converted into like Mattel preferred stock as a result of the March 1997 merger. On December 2, 1997, all outstanding shares of Series B Preferred Stock were converted by the holders into 2.8 million shares of Mattel common stock.

 Special Voting Preferred Stock

     Mattel is authorized to issue one share of U.S.$1.00 par value Special Voting Preferred Stock, which was issued in exchange for one share of Learning Company special voting stock in connection with the May 1999 merger. The par value and liquidation preference of the Special Voting Preferred Stock are U.S.$1.00 and U.S.$10.00 per share, respectively. The Special Voting Preferred Stock has a number of votes equal to the number of outstanding exchangeable shares which are not owned by Mattel, its subsidiaries or any entity controlled by Mattel. The Special Voting Preferred Stock votes together with the holders of Mattel's common stock as a single class on all matters on which the holders of Mattel's common stock may vote. No dividends are paid on the Special Voting Preferred Stock. The Special Voting Preferred Stock will be redeemed for U.S.$10.00 on February 4, 2005, the redemption date for the exchangeable shares, unless the board of directors of Mattel's subsidiary, Softkey Software Products Inc., extends or accelerates the redemption date.

 Common Stock

     In May 1998, the stockholders of Mattel approved an amendment to Mattel's Restated Certificate of Incorporation that increased the number of shares of authorized common stock from 600.0 million to 1.0 billion in order to accommodate issuance of common stock in connection with possible future mergers and other financing transactions, future stock dividends or splits, future awards pursuant to Mattel's stock option plans, warrant exercises, and other general corporate purposes.

 Exchangeable Shares and Related Softkey Warrants

     As of December 31, 1999 and 1998, there were 3.2 million and 5.2 million outstanding exchangeable shares, respectively, which were not owned by Mattel, its subsidiaries or any entity controlled by Mattel. As a

                         MATTEL, INC. AND SUBSIDIARIES
result of the May 1999 merger, each exchangeable share is convertible at the option of the holder, without additional payment, for the right to receive 1.2 shares of Mattel common stock until February 4, 2005. On that date, any exchangeable shares not previously converted will be redeemed at the current market price of Mattel's common stock multiplied by 1.2. The redemption price will be paid in the form of Mattel common stock, plus cash equal to any unpaid dividends. The board of directors of Mattel's subsidiary, Softkey Software Products Inc., may extend the automatic redemption date at its option and may accelerate the automatic redemption date if the number of outstanding exchangeable shares is less than 0.5 million. Holders of exchangeable shares are entitled to receive dividends declared on Mattel's common stock multiplied by 1.2 as if the exchangeable shares had been converted into common stock. Holders of exchangeable shares vote their shares through the Special Voting Preferred Stock at the rate of 1.2 votes per exchangeable share on all matters on which the holders of Mattel's common stock may vote. As a result of the 1999 merger, each exchangeable share will include the right to acquire exchangeable shares under a rights agreement issued by Softkey Software Products Inc. These rights have an economically equivalent value to the Rights attached to Mattel's common stock.

     During the years ended December 31, 1999, 1998 and 1997, 1.9 million, 9.1 million and 0.1 million exchangeable shares, respectively, were converted by the holders into common stock at the rate of 1.2 common shares per exchangeable share.

     In 1997 and 1998, Mattel's Canadian subsidiary, Softkey Software Products Inc., issued 4.1 million and 8.7 million warrants in private placements in Canada for net proceeds of U.S.$57.5 million and U.S.$134.3 million, respectively. Each warrant was subsequently exchanged in accordance with its provisions into one exchangeable share without additional payment during 1998.

 Stock Compensation Plans

  --Mattel Stock Option Plans

     In 1996, the stockholders of Mattel approved the Mattel 1996 Stock Option Plan. Under this plan, incentive stock options, nonqualified stock options, stock appreciation rights, nonvested stock awards, and shares of common stock may be granted to officers, key employees, and other persons providing services to Mattel. In addition, nonqualified stock options may be granted to members of Mattel's board of directors who are not employees of Mattel.

     Generally, options are exercisable contingent upon the grantees' continued employment with Mattel. Nonqualified stock options are granted at not less than 100% of the fair market value of Mattel's common stock on the date of grant, generally vest at the rate of 25% per year of service, and usually expire within ten years from the date of grant. The 1996 Stock Option Plan provides that up to 1.5% of Mattel's outstanding common stock as of the first day of each calendar year will be available for awards under the plan. Grants made to individual participants cannot exceed 1.0 million shares in any single calendar year. On February 4, 1999, Mattel's board of directors approved an amendment to the 1996 Stock Option Plan authorizing an additional
6.0 million shares for grant in connection with new employees of businesses acquired by Mattel. The aggregate number of shares of common stock available for grant under the 1996 Stock Option Plan may not exceed 50.0 million shares. This plan expires on December 31, 2005. Mattel's previous plans, the 1982 and 1990 Stock Option Plans, expired on April 14, 1992 and December 31, 1996, respectively. All outstanding awards under these plans continue to be exercisable under the terms of their respective grant agreements.

     In November 1999, the Compensation/Options Committee of Mattel's board of directors approved the Mattel 1999 Stock Option Plan. Under this plan, nonqualified stock options, stock appreciation rights and nonvested stock awards may be granted to key employees who are not officers, directors or consultants of

                         MATTEL, INC. AND SUBSIDIARIES

Mattel. Generally, options are exercisable contingent upon the grantee's continued employment with Mattel. Nonqualified stock options are granted at not less than 100% of the fair market value of Mattel's common stock on the date of grant, and expire within ten years from the date of grant. Options granted under the 1999 Stock Option Plan vest on a schedule determined by the Compensation/Options Committee. Grants made in 1999 vest over three years at six month intervals, at a rate of 10% for each six-month period during the first year and at a rate of 20% per six month period thereafter. Grants made to individual participants cannot exceed 1.0 million shares in any single calendar year. The aggregate number of shares of common stock available for grant under the 1999 Stock Option Plan may not exceed 12.8 million shares. This plan expires on December 31, 2009.

     The fair value of Mattel options granted has been estimated using the Black-Scholes pricing model. The expected life of these options used in this calculation has been determined using historical exercise patterns. The following weighted average assumptions were used in determining fair value:

                                                            1999   1998   1997
                                                            -----  -----  -----
    Expected life (in years)...............................  3.90   3.60   3.40
    Risk-free interest rate................................  6.34%  4.61%  5.69%
    Volatility factor...................................... 18.46% 15.80% 17.40%
    Dividend yield.........................................  0.84%  0.83%  0.86%

     The weighted average fair value of Mattel options granted during 1999, 1998 and 1997 were U.S.$4.85, U.S.$7.32 and U.S.$4.86, respectively.

     The following is a summary of stock option information and weighted average exercise prices (in USD) for Mattel's stock option plans during the year (options in thousands):

                                      1999           1998           1997
                                  -------------- -------------- --------------
                                  Number  Price  Number  Price  Number  Price
                                  ------  ------ ------  ------ ------  ------
    Outstanding at January 1..... 16,075  $27.02 17,307  $21.73 13,310  $18.05
      Options granted............ 18,208   20.45  3,680   41.66  7,443   25.79
      Options exercised..........   (201)  20.93 (4,284)  17.80 (2,807)  14.89
      Options canceled........... (1,872)  28.14   (628)  29.79   (639)  22.44
                                  ------         ------         ------
    Outstanding at December 31... 32,210  $23.28 16,075  $27.02 17,307  $21.73
                                  ======         ======         ======
    Exercisable at December 31... 10,813  $23.89  5,645  $20.48  5,999  $16.29
                                  ======         ======         ======
    Available for grant at
     December 31.................  9,234          2,358          1,072
                                  ======         ======         ======

                         MATTEL, INC. AND SUBSIDIARIES

     The following table summarizes information about the weighted average remaining contractual life (in years) and the weighted average exercise prices (in USD) for Mattel stock options outstanding as of December 31, 1999 (options in thousands):

                                                     Options
                                                   Outstanding        Options
                                                    Remaining       Exercisable
                                                ------------------ -------------
     Exercise Price Ranges                      Number Life Price  Number Price
     ---------------------                      ------ ---- ------ ------ ------
     $ 4.69 to $13.56.........................     389 5.20 $11.59    259 $10.77
      13.69 to 13.69..........................   7,010 9.84  13.69    --     --
      14.00 to 22.40..........................   3,090 4.65  16.17  2,990  16.05
      22.50 to 22.50..........................   3,816 9.04  22.50      1  22.50
      22.56 to 25.63..........................   3,125 6.76  24.47  1,811  24.57
      25.75 to 25.75..........................   5,063 7.11  25.75  3,162  25.75
      25.94 to 26.25..........................     592 6.93  26.15    507  26.14
      26.38 to 26.38..........................   5,440 9.42  26.38    947  26.38
      26.50 to 41.38..........................     826 7.64  33.37    410  31.40
      42.00 to 42.00..........................   2,859 8.10  42.00    726  42.00
                                                ------ ---- ------ ------ ------
     $ 4.69 to $42.00.........................  32,210 8.13 $23.28 10,813 $23.89
                                                ====== ==== ====== ====== ======

     Prior to the March 1997 merger, Tyco had various incentive and non-qualified stock option plans that provided benefits for eligible participants. Effective with the 1997 merger, all stock options previously granted and outstanding under these plans were exchanged for approximately 363 thousand Mattel common shares, which approximated the fair value of the options as of the merger consummation date.

  --Mattel 1997 Premium Price Stock Option Plan

     In November 1997, the Compensation/Options Committee of the board of directors approved the Mattel, Inc. 1997 Premium Price Stock Option Plan, which was subsequently approved by Mattel's stockholders at the May 1998 meeting. Under this plan, premium price options may be granted to officers and other key employees of Mattel. Grants made to individual participants cannot exceed 4.5 million shares in any three consecutive calendar years. Grants under the 1997 Premium Price Stock Option Plan in 1997 were intended to replace annual grants under the 1996 Stock Option Plan until the end of 2000.

     The exercise price of premium price options is calculated at 25% and 33 1/3% above Mattel's six-month average stock price prior to the date of grant. Options are forfeited unless Mattel's common stock price reaches the premium exercise price within two years from the date of grant for options with a 25% premium price and within three years from the date of grant for options with a 33 1/3% premium price. Options granted under the plan may not be exercised for three years and expire five years from the date of grant. Each option includes a Tandem Limited Stock Appreciation Right which gives the holder the right to receive cash, shares of common stock or any combination of cash and common stock upon the occurrence of a change of control as defined in the plan. On February 4, 1999, Mattel's board of directors approved an amendment to the 1997 Premium Price Stock Option Plan authorizing an additional 3.0 million shares for grant in connection with new employees of businesses acquired by Mattel, bringing the aggregate number of shares of common stock available for grant under this plan to 24.0 million. This plan expires on December 31, 2002.

                         MATTEL, INC. AND SUBSIDIARIES

     The following is a summary of stock option information and weighted average exercise prices (in USD) for premium price options during the year (options in thousands):

                                         1999           1998          1997
                                     -------------- ------------- -------------
                                     Number  Price  Number Price  Number Price
                                     ------  ------ ------ ------ ------ ------
    Outstanding at January 1.......  18,661  $44.04 17,661 $43.58    --
      Options granted..............   3,420   35.00  1,000  52.15 17,661 $43.58
      Options exercised............     --             --            --
      Options canceled.............  (5,139)  39.71    --            --
                                     ------  ------ ------        ------
    Outstanding at December 31.....  16,942  $43.53 18,661 $44.04 17,661 $43.58
                                     ======         ======        ======
    Exercisable at December 31.....     --             --            --
                                     ======         ======        ======
    Available for grant at December
     31............................   7,058          2,339         3,339
                                     ======         ======        ======

     The fair value of premium price options granted has been estimated using the Black-Scholes pricing model. The following assumptions were used in determining fair value:

                                                            1999   1998   1997
                                                            -----  -----  -----
    Expected life (in years)...............................  5.00   5.00   5.00
    Risk-free interest rate................................  5.16%  5.80%  6.33%
    Volatility factor...................................... 39.90% 25.50% 24.10%
    Dividend yield.........................................  0.89%  0.83%  0.86%

     The fair value of options granted during 1999, 1998 and 1997 was U.S.$5.37, U.S.$5.10 and U.S.$4.79 for 25% premium price options and U.S.$5.48, U.S.$4.92 and U.S.$4.86 for 33 1/3% premium price options, respectively.

     The following table summarizes information about the remaining contractual life (in years) and the exercise prices (in USD) for premium price options outstanding as of December 31, 1999 (options in thousands):

                                  Options Outstanding
             ---------------------------------------------------------------------------------
             Number                    Remaining Life                                   Price
             ------                    --------------                                   ------
                660                         4.25                                        $35.24
                660                         4.25                                         37.59
              7,364                         2.85                                         42.31
              7,258                         2.85                                         44.87
                500                         3.54                                         50.46
                500                         3.54                                         53.83
             ------
             16,942                                                                     $43.53
             ======

  --Learning Company Stock Option Plans

     Prior to the May 1999 merger, Learning Company and its subsidiaries had various incentive and nonqualified stock option plans that provided benefits for eligible employees and non-employee directors. Effective with the 1999 merger, each outstanding option under these plans was converted into an option to purchase 1.2 shares of Mattel common stock. The exercise price of such options was adjusted by dividing the Learning Company option price by 1.2. Other than options granted under some plans assumed by Learning Company in connection with recent acquisitions, all Learning Company stock options vested and became fully exercisable as a result of the 1999 merger.

                         MATTEL, INC. AND SUBSIDIARIES

     The fair value of Learning Company options granted prior to the 1999 merger, and during the years ended 1998 and 1997 has been estimated using the Black-Scholes pricing model. The expected life of these options used in this calculation has been determined using historical exercise patterns. The following weighted average assumptions were used in determining fair value:

                                                            1999   1998   1997
                                                            -----  -----  -----
    Expected life (in years)...............................  4.00   6.00   4.00
    Risk-free interest rate................................  6.35%  5.13%  6.00%
    Volatility factor...................................... 51.00% 68.00% 75.00%
    Dividend yield.........................................   --     --     --

     The weighted average fair value of Learning Company options granted prior to the 1999 merger, and during the years ended 1998 and 1997 were U.S.$9.83, U.S.$10.14 and U.S.$8.81, respectively.

     The following is a summary of stock option information and weighted average exercise prices (in USD) for Learning Company's stock option plans during the year (options in thousands):

                                      1999           1998           1997
                                  -------------- -------------- --------------
                                  Number  Price  Number  Price  Number  Price
                                  ------  ------ ------  ------ ------  ------
    Outstanding at January 1..... 17,626  $14.30 16,396  $14.43 14,694  $18.63
      Options assumed in
       acquisitions..............    --      --     --      --     860    3.98
      Options granted............  1,415   21.12  8,979   15.29  9,695   11.12
      Options exercised.......... (5,278)  10.99 (4,660)   8.77 (1,489)   7.43
      Options canceled........... (3,083)  15.94 (3,089)  21.70 (7,364)  16.12
                                  ------         ------         ------
    Outstanding at December 31... 10,680  $16.19 17,626  $14.30 16,396  $14.43
                                  ======         ======         ======
    Exercisable at December 31...  9,473  $15.41  6,602  $15.04  7,154  $13.05
                                  ======         ======         ======
    Available for grant at
     December 31.................    --           4,709          3,270
                                  ======         ======         ======

     The following table summarizes information about the weighted average remaining contractual life (in years) and the weighted average exercise prices (in USD) for Learning Company stock options outstanding as of December 31, 1999 (options in thousands):

                                                                      Options
                                             Options Outstanding    Exercisable
                                           ----------------------- -------------
                                                  Remaining
    Exercise Price Ranges                  Number   Life    Price  Number Price
    ---------------------                  ------ --------- ------ ------ ------
    $0.58 to $ 5.63......................     232   6.87    $ 3.90   222  $ 3.90
     6.54 to 12.92.......................   2,026   7.54     10.87 2,016   10.88
     12.97 to 23.49......................   7,361   7.32     15.89 6,479   15.34
     24.06 to 34.51......................   1,025   7.14     29.38   727   29.55
     79.92 to 79.92......................      36   0.83     79.92    29   79.92
                                           ------                  -----
    $0.58 to $79.92......................  10,680   7.31    $16.19 9,473  $15.41
                                           ======                  =====

     In March 1997, in order to provide a competitive employment environment for staff retention and hiring, Learning Company instituted an option exchange program under which certain employees (other than employee directors) with options exercisable at U.S.$8.67 per share or higher were given the opportunity to exchange such options for options with an exercise price of U.S.$8.67 per share. A total of 4.4 million options were exchanged and have been included in the canceled and granted totals for the year ended December 31, 1997.

                         MATTEL, INC. AND SUBSIDIARIES

  --Compensation Cost

     Mattel, Tyco and Learning Company each adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized in the results of operations for nonqualified stock options granted under these plans during the years ended December 31, 1999, 1998 and 1997. Had compensation cost for nonqualified stock options been determined based on their fair value at the date of grant consistent with the method of accounting prescribed by SFAS No. 123, Mattel's net income (loss) and earnings per share would have been adjusted as follows (amounts in millions of USD except per share data):

                                                       For the Year Ended
                                                     ------------------------
                                                      1999     1998    1997
                                                     -------  ------  -------
    Net income (loss)
      As reported................................... $ (82.4) $206.1  $(182.7)
      Stock option plans............................   (30.1)  (67.1)   (38.6)
      Premium price stock option plan...............   (20.1)  (21.1)     --
                                                     -------  ------  -------
        Pro forma income (loss)..................... $(132.6) $117.9  $(221.3)
                                                     =======  ======  =======
    Income (loss) per share
      Basic
        As reported................................. $ (0.21) $ 0.51  $ (0.52)
        Stock option and premium price option
         plans......................................   (0.12)  (0.17)   (0.11)
                                                     -------  ------  -------
          Pro forma basic income (loss)............. $ (0.33) $ 0.34  $ (0.63)
                                                     =======  ======  =======
      Diluted
        As reported................................. $ (0.20) $ 0.47  $ (0.51)
        Stock option and premium price option
         plans......................................   (0.12)  (0.16)   (0.10)
                                                     -------  ------  -------
          Pro forma diluted income (loss)........... $ (0.32) $ 0.31  $ (0.61)
                                                     =======  ======  =======

     The pro forma effect on Mattel's 1998 and 1997 net income is not indicative of the pro forma effect in future years, because it does not take into consideration the pro forma expense related to grants made prior to 1995.

 Stock Subscription Warrants

     In December 1999, 751.4 thousand warrants were exercised for an equal number of common shares by the holder in accordance with the terms of the warrant agreement. In June 1999, 114.2 thousand common shares were issued to a warrant holder in a cashless exercise in accordance with the terms of the warrant agreement. As of December 31, 1999, all stock subscription warrants previously outstanding had been exercised.

 Disney Warrant

     In 1996, Mattel entered into a licensing agreement with Disney Enterprises, Inc. Pursuant to this agreement, Mattel issued Disney a warrant to purchase 3.0 million shares of Mattel's common stock at an exercise price of U.S.$27.375 per share. This warrant expires no later than April 2, 2004. The warrant's fair value of U.S.$26.4 million was determined using the Black-Scholes pricing model, assuming an expected life of eight years, a dividend yield of 0.88%, a risk-free interest rate of 6.17%, and a volatility factor of 27.60%.

     The fair value of the warrant is amortized as a component of royalty expense as the related properties are introduced over the period the related revenues are recognized. During 1999, 1998 and 1997, U.S.$5.6 million, U.S.$3.2 million and U.S.$1.1 million, respectively, was recognized in the results of operations related to this warrant.

                         MATTEL, INC. AND SUBSIDIARIES

 Learning Company Employee Stock Purchase Plan

     In December 1997, Learning Company stockholders approved the 1997 Employee Stock Purchase Plan, which provided certain eligible employees with the opportunity to purchase shares of common stock at a price of 85% of the price listed on the New York Stock Exchange at various specified purchase dates. The plan met the criteria established in SFAS No. 123 for noncompensatory employee stock purchase plans and therefore, no compensation expense was recorded in connection with this plan. During the years ended December 31, 1999 and 1998, approximately 37 thousand and 56 thousand shares, respectively, were purchased by employees under this plan. As a result of the May 1999 merger, the 1997 Employee Stock Purchase Plan was terminated.

     Prior to their merger with Learning Company, Broderbund also had an employee stock purchase plan. During the year ended December 31, 1997, approximately 62 thousand shares were purchased by employees under this plan. As a result of the merger with Learning Company, the Broderbund employee stock purchase plan was terminated.

 Common Stock Repurchase Plan

     Mattel's common stock repurchase plan, initiated in May 1990, provides for the repurchase of common shares to fund Mattel's stock option plans. The number of shares to be repurchased is authorized on an annual basis by the board of directors based upon anticipated reissuance needs. During 1999, 1998, and 1997, Mattel repurchased 4.0 million, 9.7 million, and 6.5 million shares, respectively.

 Dividends and Capital Transactions

     A regular quarterly cash dividend has been declared by the Mattel board of directors on Mattel's common stock since the second quarter of 1990. The board of directors increased the quarterly cash dividend from U.S.$0.08 per common share to U.S.$0.09 per common share in the second quarter of 1999. Learning Company did not pay dividends on its common stock during 1999 prior to the May merger and during the years ended December 31, 1998 and 1997.

Note 6--Commitments and Contingencies

 Leases

     Mattel routinely enters into noncancelable lease agreements for premises and equipment used in the normal course of business. The following table shows the future minimum obligations under lease commitments in effect at December 31, 1999 (in thousands of USD):

                                                          Capitalized  Operating
                                                            Leases      Leases
                                                          -----------  ---------
    2000.................................................   $   300    $ 33,300
    2001.................................................       300      24,600
    2002.................................................       300      16,300
    2003.................................................       300      11,800
    2004.................................................       300      11,000
    Thereafter...........................................     9,200       4,900
                                                            -------    --------
                                                            $10,700(a) $101,900
                                                            =======    ========

--------
(a) Includes U.S.$8.4 million of imputed interest.

                         MATTEL, INC. AND SUBSIDIARIES

     Rental expense under operating leases amounted to U.S.$59.9 million, U.S.$58.4 million and U.S.$61.5 million for 1999, 1998 and 1997, respectively, net of sublease income of U.S.$0.6 million, U.S.$0.5 million and U.S.$0.3 million in 1999, 1998 and 1997, respectively.

 Commitments

     In the normal course of business, Mattel enters into contractual arrangements to obtain and protect Mattel's right to create and market certain products and for future purchases of goods and services to ensure availability and timely delivery. Such arrangements include royalty payments pursuant to licensing agreements and commitments for future inventory purchases. Certain of these commitments routinely contain provisions for guaranteed or minimum expenditures during the terms of the contracts. Current and future commitments for guaranteed payments reflect Mattel's focus on expanding its product lines through alliances with businesses in other industries.

     The largest commitment involves Mattel's agreements with The Walt Disney Company and Disney Enterprises, Inc. The licensing agreement with The Walt Disney Company, which contains annual minimum royalty guarantees, permits Mattel to use the Disney name and certain characters on preschool and infant products through September 2002.

     The agreement with Disney Enterprises, Inc. grants Mattel exclusive worldwide rights (with certain exceptions) to produce toys based on all children-oriented Disney television and film properties introduced. This agreement spans three years, with Mattel having the right for up to two additional years to market merchandise from film properties produced during the second and third years. The initial term of the agreement may be renewed for an additional three-year period upon mutual consent. This agreement contains minimum royalty guarantees that are contingent upon the number and nature of the properties introduced by Disney. Commitments for 2000 introductions are expected to approximate U.S.$10 million payable over a three-year period. Pursuant to the agreement, Mattel issued Disney a stock warrant, valued at U.S.$26.4 million, to purchase 3.0 million shares of Mattel's common stock.

     In January 2000, Mattel and Warner Bros. Worldwide Consumer Products signed a licensing agreement making Mattel the worldwide master toy licensee for the literary characters from the Harry Potter books published by J.K. Rowling as well as for feature film and television properties developed by Warner Bros. Pictures featuring the Harry Potter characters. Mattel's worldwide toy licensing agreement involves the first two Harry Potter books and theatrical films. This agreement contains minimum royalty guarantees and has a term of four years, provided that the second theatrical film is released prior to January 1, 2003. If the second theatrical film is released subsequent to January 1, 2003, the agreement will be extended to a date twelve months after the release of the second theatrical film. Pursuant to the agreement, Mattel issued Warner Bros. Consumer Products a stock warrant to purchase 3.0 million shares of Mattel's common stock. This warrant became fully vested and exercisable upon signing of the licensing agreement.

                         MATTEL, INC. AND SUBSIDIARIES

     Licensing and related agreements provide for terms extending from 2000 through 2007 and contain provisions for future minimum payments as shown in the following table (in thousands of USD):

                                                                        Minimum
                                                                        Payments
                                                                        --------
    2000............................................................... $110,000
    2001...............................................................   91,000
    2002...............................................................   66,000
    2003...............................................................   13,000
    2004...............................................................   17,000
    Thereafter.........................................................    5,000
                                                                        --------
                                                                        $302,000
                                                                        ========

     Royalty expense for the years ended December 31, 1999, 1998 and 1997 was U.S.$219.9 million, U.S.$197.1 million and U.S.$191.6 million, respectively.

     As of December 31, 1999, Mattel had outstanding commitments for 2000 purchases of inventory of approximately U.S.$92 million.

 Foreign Currency Contracts

     To limit the exposure associated with exchange rate movements, Mattel enters into foreign currency forward exchange and option contracts primarily as hedges of inventory purchases, sales and other intercompany transactions denominated in foreign currencies. These contracts generally have maturity dates of up to 18 months. Gains or losses related to firm commitments, which qualify for hedge accounting, are deferred and are recognized in the results of operations as part of the underlying transaction. Contracts that do not qualify for hedge accounting are marked to market with gains and losses recognized in the results of operations. Had Mattel not entered into hedges to limit the effect of exchange rate fluctuations on results of operations and cash flows, 1999 pre-tax income would have been reduced by approximately U.S.$16 million.

     As of December 31, 1999 and 1998, Mattel held the following contracts to sell foreign currencies (in thousands of USD):

                                                   1999              1998
                                             ----------------- -----------------
                                                        Fair              Fair
                                              Amount   Value    Amount   Value
                                             -------- -------- -------- --------
    Forwards................................ $342,370 $334,688 $392,972 $394,340
                                             ======== ======== ======== ========

     Fair value for forwards reflects the amount, based on dealer quotes, Mattel would receive at maturity for contracts involving the same currencies and maturity dates, if they had been entered into as of year-end 1999 and 1998, respectively.

     As of December 31, 1999 and 1998, Mattel held U.S.$144.7 million and U.S.$189.1 million, respectively, of foreign currency forward exchange contracts to purchase foreign currencies. The fair value of these contracts was U.S.$144.9 million and U.S.$201.8 million as of December 31, 1999 and 1998, respectively. Fair value reflects the amount, based on dealer quotes, Mattel would pay at maturity for contracts involving the same currencies and maturity dates, if they had been entered into as of year-end 1999 and 1998, respectively.

                         MATTEL, INC. AND SUBSIDIARIES

     The following table summarizes Mattel's foreign currency contracts by major currency as of December 31, 1999 and 1998 (in thousands of USD):

                                                  1999              1998
                                            ----------------- -----------------
                                              Buy      Sell     Buy      Sell
                                            -------- -------- -------- --------
    US dollar.............................. $342,370 $144,703 $392,972 $189,122
    Euro...................................   92,445  253,096      --       --
    British pounds sterling................    6,316   16,679    6,548   66,856
    Canadian dollar........................    7,604   40,679   16,144   18,794
    Indonesian rupiah......................   19,455      --    10,000      --
    Japanese yen...........................      --    19,412      --    12,501
    Swiss franc............................   14,893      --    18,341      --
    Australian dollar......................      --     8,438    4,988   21,610
    Hong Kong dollar.......................      --       --    55,829      --
    French franc...........................      --       --    27,435    9,105
    Italian lira...........................      --       --    20,014   68,358
    German mark............................      --       --    19,119  144,660
    Spanish peseta.........................      --       --     5,625    2,899
    Dutch guilder..........................      --       --     5,079    8,086
    Mexican peso...........................      --       --       --    22,000
    Belgian franc..........................      --       --       --    11,641
    Other (under U.S.$5,000)...............    3,990    4,066      --     6,462
                                            -------- -------- -------- --------
                                            $487,073 $487,073 $582,094 $582,094
                                            ======== ======== ======== ========

     In order to minimize the risk of counterparty non-performance, Mattel executes its foreign currency forward exchange and option contracts with financial institutions believed to be credit-worthy, generally those that provide Mattel with its working capital lines of credit.

     Market risk exposures exist with respect to the settlement of foreign currency transactions during the year because currency fluctuations cannot be predicted with certainty. Mattel seeks to mitigate its exposure to market risk by monitoring its currency exchange exposure for the year and partially or fully hedging such exposure. In addition, Mattel manages its exposure through the selection of currencies used for international borrowings and intercompany invoicing. Mattel does not trade in financial instruments for speculative purposes.

 Litigation

   Power Wheels(R) Recall and Related Matters

     On October 22, 1998, Mattel announced that Fisher-Price, in cooperation with the Consumer Product Safety Commission, would conduct a voluntary recall involving up to 10 million battery-powered Power Wheels(R) ride-on vehicles. The recall did not result from any serious injury, and involves the replacement of electronic components that may overheat, particularly when consumers make alterations to the product. The recall involves vehicles sold nationwide since 1984 under nearly 100 model names. Additionally, Fisher-Price has been notified by the Consumer Product Safety Commission that the Commission is considering whether Fisher-Price may be subject to a fine for delayed reporting of the facts underlying the recall.

     In the third quarter of 1998, Mattel recognized a U.S.$38.0 million pre-tax charge related to the recall. During the second and fourth quarters of 1999, Mattel recognized additional pre-tax charges totaling U.S.$20.0 million related to the recall.

                         MATTEL, INC. AND SUBSIDIARIES

 Greenwald Litigation and Related Matters

     On October 13, 1995, Michelle Greenwald filed a complaint (Case No. YC 025 008) against Mattel in Superior Court of the State of California, County of Los Angeles. Ms. Greenwald is a former employee whom Mattel terminated in July 1995. Her complaint sought U.S.$50 million in general and special damages, plus punitive damages, for breach of oral, written and implied contract, wrongful termination in violation of public policy and violation of California Labor Code Section 970. Ms. Greenwald claimed that her termination resulted from complaints she made to management concerning general allegations that Mattel did not account properly for sales and certain costs associated with sales and more specific allegations that Mattel failed to account properly for certain royalty obligations to The Walt Disney Company. On December 5, 1996, Mattel's motion for summary adjudication of Ms. Greenwald's public policy claim was granted. On March 7, 1997, Mattel filed a motion for summary judgment on the remaining causes of action. On December 9, 1997, Mattel's motion for summary judgment of Ms. Greenwald's remaining claims was granted. On February 4, 1998, Ms. Greenwald appealed from the dismissal of her suit. The appeal has been fully briefed, and a hearing took place on March 3, 2000. Mattel intends to continue to defend the action vigorously, including the appeal.

 Toys R Us and Related Matters

     On October 2, 1997, the Attorney General of the State of New York filed in the United States District Court, Eastern District of New York (Case No. CV 97 5714), an action against Toys R Us, Mattel and certain other toy manufacturers alleging that the defendants had violated federal antitrust laws and entered into vertical and horizontal arrangements that had the effect of restricting sales to the warehouse clubs. The attorneys general from forty-three other states, the District of Columbia and the Commonwealth of Puerto Rico joined this action. Following the filing of the New York action, a series of private treble damage class actions under the federal antitrust laws were filed in various federal district courts. The parties later agreed to have these related actions transferred to the Eastern District of New York to be consolidated by the Judicial Panel on Multiple Litigation before Nina Gershon, United States District Judge. Private class actions were also filed in state courts in Alabama, California, and New Jersey, asserting claims under state antitrust law. These state court actions were coordinated with the federal court actions.

     Subsequent mediation efforts resulted in a Settlement Agreement and Release as to Mattel, Inc., Fisher-Price, and Tyco, effective April 6, 1999. Pursuant to the terms of the Settlement Agreement and Release, Mattel agreed to make a cash payment and a toy contribution, both of which were made in the fourth quarter of 1999. As a result of a dispute between the parties as to the selection of the toys to be contributed, Mattel negotiated a Supplemental Toy Contribution Agreement and made a supplemental toy contribution in December 1999. Final Judgment and Order of Dismissal was entered by Judge Gershon on February 17, 2000 that effectively dismissed with prejudice the claims asserted by the state and private federal and state court plaintiffs, including the claims of any person represented in either a parens patriae or private class capacity.

 Litigation Related to Business Combination

     On December 16, 21, and 23, 1998, several stockholders of the legal entity The Learning Company, Inc. that merged into Mattel ("Old Learning Company") filed six separate purported class action complaints in the Court of Chancery of the State of Delaware in and for New Castle County against Old Learning Company and Old Learning Company's board of directors for alleged breaches of fiduciary duties in connection with the May 1999 merger. The six complaints were consolidated. The consolidated complaint named Mattel as an additional defendant, claiming that Mattel aided and abetted the alleged breaches of fiduciary duty. On March 9, 2000, the plaintiffs filed a notice and order of dismissal dismissing the action without prejudice. Upon approval by the court, the consolidated action will be formally dismissed.

                         MATTEL, INC. AND SUBSIDIARIES

 Litigation Related to Learning Company Earnings Shortfall

     Following Mattel's announcement on October 4, 1999 that it expected an earnings shortfall at its Learning Company division in the third quarter of 1999, several of Mattel's shareholders filed purported class action complaints in the United States District Court for the Central District of California, the United States District Court for the Southern District of New York and the United States District Court for Massachusetts naming Mattel and certain of its officers and directors as defendants. The complaints generally allege, among other things, that the defendants made false or misleading statements that artificially inflated the price of Mattel's common stock by overstating the revenues and net income of Mattel, including its Learning Company division, and by falsely representing that the May 1999 Learning Company acquisition would be immediately accretive to Mattel's 1999 and 2000 financial results.

     Two of the purported class action complaints are brought on behalf of the former stockholders of Broderbund who acquired shares of Old Learning Company in exchange for their Broderbund common stock in connection with the Old Learning Company-Broderbund merger on August 31, 1998. Mattel has been named as a defendant as the successor-in-interest to Old Learning Company. The complaints generally allege that that the Old Learning Company-Broderbund Registration Statement on Form S-4 filed on or about July 14, 1998 in connection with the merger was materially false.

     On November 23, 1999, Mattel (along with other defendants named in the federal securities lawsuits) filed a motion and brief before the Judicial Panel on Multidistrict Litigation seeking to transfer all of the federal actions to the United States District Court for the Central District of California for Coordinated or Consolidated Pretrial Proceedings. On March 3, 2000, the Judicial Panel on Multidistrict Litigation granted Mattel's motion.

     In addition, a Mattel stockholder filed a derivative complaint on behalf and for the benefit of Mattel in the Superior Court of the State of California, County of Los Angeles. The complaint alleges that Mattel's directors breached their fiduciary duties, wasted corporate assets and grossly mismanaged Mattel in connection with Mattel's acquisition of Learning Company and seeks both monetary and injunctive relief. On February 10, 2000, the court sustained defendants' demurrer and dismissed the complaint with leave to amend.

     Mattel believes the lawsuits are without merit and intends to defend them vigorously.

 Environmental

  --Fisher-Price

     Fisher-Price has executed a consent order with the State of New York involving a remedial action/feasibility study for one of its manufacturing plants. Currently, Fisher-Price is negotiating an additional consent order which will outline the specific clean up strategy for the site. Mattel anticipates that the New York State Department of Environmental Quality will issue their Record of Decision in March 2000. The ultimate liability associated with this cleanup presently is estimated to be less than U.S.$1,425,000, approximately U.S.$1,030,500 of which has been incurred through December 31, 1999.

  --Beaverton, Oregon

     Mattel operates a manufacturing facility on a leased property in Beaverton, Oregon that was acquired as part of the Tyco merger. In March 1998, samples of groundwater used by the facility for process water and drinking water disclosed elevated levels of certain chemicals, including trichloroethylene. Mattel immediately closed the water supply and self-reported the sample results to the Oregon Department of Environmental Quality and the Oregon Health Division. Mattel also implemented a community outreach program to employees, former employees and surrounding landowners.

                         MATTEL, INC. AND SUBSIDIARIES

     In November 1998, Mattel and another potentially responsible party entered into a consent order with the Oregon Department of Environmental Quality to conduct a remedial investigation/feasibility study at the property, to propose an interim remedial action measure and to continue the community outreach program. In the second quarter of 1999, Mattel recorded a U.S.$14.0 million pre-tax charge for environmental remediation costs related to this property, based on the completion and approval of the remediation plan and feasibility study.

 General

     Mattel is also involved in various other litigation and legal matters, including claims related to intellectual property, product liability and labor, which Mattel is addressing or defending in the ordinary course of business. Management believes that any liability which may potentially result upon resolution of such matters will not have a material adverse effect on Mattel's business, financial condition or results of operations.

                         MATTEL, INC. AND SUBSIDIARIES

Note 7--Acquisitions and Nonrecurring Items

 Business Combinations

     In August 1998, Learning Company completed its merger with Broderbund, a publisher and developer of consumer software for the home and school market. The stock-for-stock transaction was approved by the stockholders of Broderbund, after which Broderbund became a wholly-owned subsidiary of Learning Company. Under the merger agreement, each outstanding share of Broderbund common stock was converted into 0.80 shares of Learning Company common stock and resulted in the issuance of approximately 17 million shares of Learning Company common stock.

     This transaction was accounted for as a pooling of interests, and accordingly, financial information for periods prior to the merger reflect the retroactive restatement of the companies' combined financial position and operating results. The consolidated statement of stockholders' equity for the year ended December 31, 1998 has been adjusted to include Broderbund's unrealized gain on securities of U.S.$0.5 million (included in comprehensive income) and net income of U.S.$0.2 million for the month ended December 31, 1997. Broderbund's net sales and operating expenses for the month ended December 31, 1997 were U.S.$28.7 million and U.S.$28.0 million, respectively. The consolidated statements of operations, cash flows and stockholders' equity for the years ended December 31, 1997 have been combined with those of Broderbund for the twelve-month period ended November 30, 1997. The consolidated statement of stockholders' equity for the year ended December 31, 1997 has been adjusted to include Broderbund's net income of U.S.$8.9 million for the period from September 1, 1996 through November 30, 1996.

     In March 1997, Mattel completed its merger with Tyco, accounted for as a pooling of interests. Under the merger agreement, each outstanding share of Tyco common stock was converted into 0.48876 Mattel

                         MATTEL, INC. AND SUBSIDIARIES
common shares and resulted in the issuance of approximately 17 million Mattel common shares. Tyco restricted stock units and stock options outstanding as of the merger date were exchanged for approximately 0.6 million Mattel common shares. In addition, each share of Tyco Series B and Series C Preferred Stock was converted into like Mattel preferred stock. Financial information for periods prior to the merger reflect the retroactive restatement of the companies' combined financial position and operating results.

     Learning Company also merged with Palladium Interactive, Inc. and P.F. Magic, Inc. in 1998 and TEC Direct, Inc., Microsystems Software, Inc., Skills Bank Corporation and Learning Services Inc. in 1997, each of which were accounted for as poolings of interests. The consolidated financial statements have not been retroactively restated for the results of operations and financial position of these companies as the effect of each acquisition individually and in the aggregate on Learning Company's balance sheet and results of operations was less than three percent. The consolidated statements of stockholders' equity for the years ended December 31, 1998 and 1997 have been adjusted to include the historical results of operations of the acquired companies of U.S.$34.6 million and U.S.$6.2 million, respectively. A total of
1.6 million and 3.8 million common shares were issued in the years ended December 31, 1998 and 1997, respectively, as a result of these mergers.

 Acquisitions

     Mattel acquired the following companies during the years ended December 31, 1998 and 1997. Each of these acquisitions were accounted for using the purchase method of accounting. The results of operations of the acquired companies have been included in Mattel's consolidated financial statements from their respective dates of acquisition. Intercompany accounts and transactions between the acquired companies and Mattel, as applicable, have been eliminated.

                                                        (Assets)/
                                            Method of  Liabilities             Incomplete
                              Month  Price   Payment     Assumed   Intangibles Technology
                             ------- ------ ---------- ----------- ----------- ----------
                                                 (In millions of USD)
    1998
    Pleasant Company........  July   $715.0    Cash      $(25.0)     $690.0      $ --
    Bluebird Toys PLC.......  June     80.0    Cash       (20.0)       60.0        --
    Sofsource, Inc..........  June     45.0   Stock         6.7        36.8       14.9
    Mindscape, Inc. ........  March   152.6 Cash/stock      6.4       119.0       40.0

    1997
    Creative Wonders,
     L.L.C. ................ October $ 37.8    Cash      $  7.3      $ 44.0      $ 1.1
    Parsons Technology...... August    31.0    Cash       (11.7)        9.3       10.0

                         MATTEL, INC. AND SUBSIDIARIES

     The acquisition price includes investment advisor and other directly-related expenses, as applicable. The portion of the purchase price allocated to incomplete technology was charged to expense in the year of acquisition.

     Learning Company also made other minor acquisitions during the last three years, which were accounted for using the purchase method. These acquisitions resulted in the issuance of 0.4 million shares of common stock in the year ended December 31, 1997.

     Pro forma results of operations for the effect of 1998 acquisitions have not been presented as they are not materially different from historical results from continuing operations. (See discussion of discontinued operations in Note 12).

                         MATTEL, INC. AND SUBSIDIARIES

 Restructuring and Other Charges

     During the second quarter of 1999, Mattel completed its merger with Learning Company and finalized a previously announced plan of restructuring and integration. These actions, along with other one-time events, resulted in a nonrecurring pre-tax charge against operations of U.S.$345.0 million. In the fourth quarter of 1999, Mattel incurred an additional U.S.$23.5 million charge relating to its restructuring and integration plan and other one-time charges which had previously not met the requirement for accrual. In addition, Mattel reversed U.S.$26.4 million of the second quarter charge based on lower than anticipated costs and revisions to previous estimates. The restructuring charge related to the discontinued operations totals $61.0 million. The impact of these new developments combined with the initial second quarter charge resulted in a full year nonrecurring charge of U.S.$281.1 million related to continuing operations, approximately $218 million after-tax or $0.51 per diluted share. Of the total pre-tax charges, approximately U.S.$235 million represents cash expenditures.

     The restructuring and integration plan, expected to be substantially complete by June 2000, provides for the consolidation and realignment of Mattel's operations. The plan was aimed at leveraging global resources in areas of manufacturing, marketing and distribution, eliminating duplicative functions worldwide and achieving improved operating efficiencies. The following are the major restructuring initiatives:

   .  Consolidation of the Infant and Preschool businesses;

   .  Consolidation of the domestic and international back-office functions;

   .  Consolidation of direct marketing operations;

   .  Realignment of the North American sales force;

   .  Termination of various international distributor contracts; and

   .  Closure of three higher cost manufacturing facilities.

     Components of the restructuring and other nonrecurring charges, including related adjustments and discontinued operations, are as follows:

                                  Adjustments                                     Balance
                               ----------------- Discontinued  Total  Amounts  December  31,
                          Plan (Credits) Charges  Operations  Charges Incurred     1999
                          ---- --------- ------- ------------ ------- -------- -------------
                                          (In millions of USD)
Severance and other
 compensation...........  $108   $(13)     $18       $(35)     $ 78    $ (24)      $ 54
Distributor, license and
 other contract
 terminations...........    57     (2)      --         (5)       50      (40)        10
Writedown of assets.....    42     (2)      --        (15)       25      (25)       --
Lease termination
 costs..................    22     (4)      --         (3)       15      --          15
                          ----   ----      ---       ----      ----    -----       ----
  Total restructuring
   costs and asset
   writedowns...........   229    (21)      18        (58)      168      (89)        79
Merger-related
 transaction and other
 costs..................    86     (5)      --         (3)       78      (74)         4
Other nonrecurring
 charges................    30     --        5         --        35      (16)        19
                          ----   ----      ---       ----      ----    -----       ----
  Total restructuring,
   asset writedowns and
   other charges........  $345   $(26)     $23       $(61)     $281    $(179)      $102
                          ====   ====      ===       ====      ====    =====       ====

     In the fourth quarter of 1999, Mattel adjusted its restructuring and integration plan and other nonrecurring charges, resulting in a net reduction of approximately U.S.$3 million. The credits to the restructuring plan of approximately U.S.$26 million were mainly due to Mattel's recent decision not to close certain of its marketing offices and one of its manufacturing facilities. The remaining credits include other changes in estimates and lower than anticipated costs compared to the previous estimates for completed components of the plan. Approximately 900 employees will not be terminated as a result these changes.

                         MATTEL, INC. AND SUBSIDIARIES

     The fourth quarter restructuring charge of approximately U.S.$18 million relates to the termination of an additional 150 Learning Company employees at its domestic offices. This action was taken to further consolidate the operations of Learning Company's domestic offices. The fourth quarter other nonrecurring charge relates to a U.S.$4.0 million increase to the reserve for the October 1998 recall of Mattel's Power Wheels(R) vehicles and a U.S.$1.1 million additional charge related to the Toys R Us-related antitrust litigation settlement.

     A description of the components of the restructuring charges from continuing operations is as follows:

     Severance and other compensation costs relate to the termination of approximately 2,950 employees around the world. Approximately 2,300 of these employees are hourly workers located in certain of Mattel's manufacturing facilities, of which approximately 2,200 were employed in the manufacturing facility in Kuala Lumpur, which ceased operations in September 1999. The remainder of the work force reductions consists of downsizing sales and marketing groups in the US, Europe and Asia-Pacific regions as well as the elimination of duplicate administrative personnel following the consolidation of back-office functions, the majority of which are in Europe. As of December 31, 1999, approximately U.S.$24 million had been paid to nearly 2,700 terminated employees. Cash severance payments will extend beyond the completion of the workforce reductions due to the severance payment options available to affected employees.

     Mattel terminated its sponsorship agreements related to certain attractions for a total cost of U.S.$37.5 million, inclusive of the writeoff of related capitalized costs. The cash portion of this charge was paid as of July 1999. Mattel also recognized a U.S.$12.5 million charge, mainly related to settlements for termination of certain foreign distributor agreements in conjunction with the realignment of its sales and distribution network.

     Mattel's restructuring plan resulted in the impairment of certain long-lived assets related to the operations being closed. The sum of the undiscounted future cash flows of these assets was not sufficient to cover the carrying amount of these assets. As a result, these long-lived assets were written down to fair market value and will be depreciated over their remaining useful lives. Fair value of the impaired assets was determined by either third-party appraisals or past experience in disposing of similar assets. Buildings and, to the extent possible, equipment will be sold while the remainder of the impaired assets will be abandoned when taken out of service. Nearly all of the revenue-generating activities related to these assets will continue as a result of more effective utilization of other assets. A significant portion of the fixed asset writedowns is concentrated in the Toy Manufacturing segment.

     Lease termination costs include penalties imposed upon canceling existing leases and future obligations under long-term rental agreements at facilities being vacated following the merger and realignment.

     Merger-related transaction costs consist of investment banking fees, legal, accounting and printing costs, registration fees and other costs recognized in connection with the merger. Also included in this amount is the contractual change of control payments arising from the merger. The majority of all merger-related transaction costs were paid during the second quarter of 1999.

     In 1997 Mattel incurred restructuring and integration charges related to the integration of the business operations of Tyco as a result of its acquisition and further restructuring of the business operations of Mattel.

                         MATTEL, INC. AND SUBSIDIARIES

 Other Nonrecurring Charges

     In the third quarter of 1998, Mattel recognized a U.S.$38.0 million pre-tax charge related to a voluntary recall of certain Power Wheels(R) ride-on vehicles. During the second and fourth quarters of 1999, Mattel recognized an additional pre-tax charge totaling U.S.$20.0 million related to the recall.

     In the second quarter of 1999, Mattel recorded a U.S.$14.0 million pre-tax charge for environmental remediation costs related to a manufacturing facility on a leased property in Beaverton, Oregon, based on the completion and approval of the remediation plan and feasibility study.

     In the fourth quarter of 1998, Mattel recognized a U.S.$6.0 million pre-tax charge related to the settlement of the Toys R Us-related antitrust litigation. In the fourth quarter of 1999, Mattel recognized an additional U.S.$1.1 million in connection with this matter. Mattel made all required cash and toy contributions during the fourth quarter of 1999.

Note 8--Segment Information

     In the 1998 fourth quarter, Mattel adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement supersedes Statement of Financial Accounting Standards No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of Mattel's reportable segments. This statement requires disclosure of certain information by reportable segment, geographic area and major customer.

                         MATTEL, INC. AND SUBSIDIARIES

     The tables below present information about segment revenues, operating profit and assets. Mattel's reportable segments are separately managed business units and include toy marketing and toy manufacturing. The Toy Marketing segment is divided on a geographic basis between domestic and international. The domestic Toy Marketing segment is further divided into USA Toys, US Fisher-Price/Tyco Preschool and Other. USA Toys principally sells products in the Girls, Entertainment and Wheels categories. US Fisher-Price/Tyco Preschool principally sells products in the Infant and Preschool categories. The Other segment principally sells specialty products in the Girls category. The International Toy Marketing segment sells products in all toy categories. The Toy Manufacturing segment manufactures toy products, which are sold to the Toy Marketing segments based on intercompany transfer prices. Such prices are based on manufacturing costs plus a profit margin. Segment revenues do not include sales adjustments such as trade discounts and other allowances. However, such adjustments are included in the determination of segment profit from operations. Segment profit from operations represents income from continuing operations before restructuring and other charges, interest expense, and provision for income taxes. The consolidated total profit from operations presented in the following tables represents income from continuing operations before income taxes and extraordinary item as reported in the consolidated statements of operations. The segment assets are comprised of accounts receivable and inventories, net of applicable reserves and allowances.

                                                    For the Year
                                         -------------------------------------
                                            1999         1998         1997
                                         -----------  -----------  -----------
                                                (In thousands of USD)
    Revenues
    Toy Marketing
      USA Toys.........................  $ 2,067,412  $ 2,134,146  $ 2,279,528
      US Fisher-Price/Tyco Preschool...      941,208      902,018    1,030,906
      Other............................      316,902      256,089       58,330
      International....................    1,571,149    1,698,769    1,726,735
    Toy Manufacturing..................    1,426,167    1,488,502    1,554,047
                                         -----------  -----------  -----------
        Segment total..................    6,322,838    6,479,524    6,649,546
    Elimination of intersegment sales..   (1,426,167)  (1,486,320)  (1,552,029)
    Sales adjustments..................     (301,181)    (294,867)    (318,854)
                                         -----------  -----------  -----------
        Net sales from continuing
         operations....................  $ 4,595,490  $ 4,698,337  $ 4,778,663
                                         ===========  ===========  ===========

                         MATTEL, INC. AND SUBSIDIARIES

                                                      For the Year
                                              -------------------------------
                                                1999       1998       1997
                                              ---------  ---------  ---------
                                                  (In thousands of USD)
    Operating Profit (Loss)
    Toy Marketing
      USA Toys............................... $ 316,601  $ 344,142  $ 478,579
      US Fisher-Price/Tyco Preschool.........   105,519     97,813     87,742
      Other..................................     5,433     20,235      7,300
      International..........................   108,922    154,590    218,659
    Toy Manufacturing........................   223,952    151,905    144,058
                                              ---------  ---------  ---------
        Segment total........................   760,427    768,685    936,338
    Restructuring and other charges..........  (281,107)   (44,000)  (275,000)
    Interest expense.........................  (131,609)  (110,833)   (90,130)
    Corporate and other......................  (177,547)  (154,406)  (146,126)
                                              ---------  ---------  ---------
        Income from continuing operations
         before income taxes................. $ 170,164  $ 459,446  $ 425,082
                                              =========  =========  =========

                                                    As of Year End
                                           ----------------------------------
                                              1999        1998        1997
                                           ----------  ----------  ----------
                                                (In thousands of USD)
    Assets
    Toy Marketing
      USA Toys............................ $  497,697  $  571,976  $  588,154
      US Fisher-Price/Tyco Preschool......    230,237     279,773     337,680
      Other...............................     96,538      71,575         --
      International.......................    566,203     602,063     538,099
    Toy Manufacturing.....................     60,796      88,613      73,048
                                           ----------  ----------  ----------
        Segment total.....................  1,451,471   1,614,000   1,536,981
    Corporate and other...................    (13,183)    (46,592)    (16,721)
                                           ----------  ----------  ----------
        Accounts receivable and
         inventories, net from continuing
         operations....................... $1,438,288  $1,567,408  $1,520,260
                                           ==========  ==========  ==========

                         MATTEL, INC. AND SUBSIDIARIES

                                                              For the Year
                                                       --------------------------
                                                         1999     1998     1997
                                                       -------- -------- --------
                                                         (In thousands of USD)
    Depreciation/Amortization*
    Toy Marketing
      USA Toys.......................................  $ 74,976 $ 60,910 $ 51,358
      US Fisher-Price/Tyco Preschool.................    38,673   41,376   43,926
      Other..........................................    27,912   14,071      --
      International..................................    52,366   49,234   45,024
    Toy Manufacturing................................    28,859   25,629   32,145
                                                       -------- -------- --------
        Segment total................................   222,786  191,220  172,453
    Corporate and other..............................    23,224   23,085   17,458
                                                       -------- -------- --------
        Depreciation and amortization from continuing
         operations..................................  $246,010 $214,305 $189,911
                                                       ======== ======== ========

--------
* Included in depreciation and amortization are charges for tooling. Such charges are allocated among segments based on a percentage of relative sales.

     The Toy Marketing segments sell a broad variety of children's toy products, which are grouped into four major categories: Girls, Infant and Preschool, Entertainment and Wheels. The table below presents revenues from external customers by category:

                                                      For the Year
                                            ----------------------------------
                                               1999        1998        1997
                                            ----------  ----------  ----------
                                                 (In thousands of USD)
    Girls.................................. $2,004,064  $2,055,903  $2,159,676
    Infant and Preschool...................  1,627,296   1,684,196   1,739,900
    Wheels.................................    736,140     708,345     590,424
    Entertainment..........................    486,257     479,891     421,700
    Other..................................     42,914      64,869     185,817
                                            ----------  ----------  ----------
                                             4,896,671   4,993,204   5,097,517
    Sales adjustments......................   (301,181)   (294,867)   (318,854)
                                            ----------  ----------  ----------
    Net sales from continuing operations... $4,595,490  $4,698,337  $4,778,663
                                            ==========  ==========  ==========

                         MATTEL, INC. AND SUBSIDIARIES

     The tables below present information by geographic area. Revenues are attributed to countries based on location of customer. Long-lived assets principally include net property, plant and equipment, and goodwill.

                                                          For the Year
                                                --------------------------------
                                                   1999       1998       1997
                                                ---------- ---------- ----------
                                                     (In thousands of USD)
    Net Sales
    United States.............................. $3,194,780 $3,183,020 $3,214,592
    International..............................  1,400,710  1,515,317  1,564,071
                                                ---------- ---------- ----------
    Consolidated total......................... $4,595,490 $4,698,337 $4,778,663
                                                ========== ========== ==========

                                                         As of Year End
                                                --------------------------------
                                                   1999       1998       1997
                                                ---------- ---------- ----------
                                                     (In thousands of USD)
    Long-Lived Assets
    United States.............................. $1,242,786 $1,301,236 $  577,727
    International..............................    673,635    634,011    512,972
                                                ---------- ---------- ----------
                                                 1,916,421  1,935,247  1,090,699
    Corporate and other........................    257,786    245,985    229,625
                                                ---------- ---------- ----------
    Consolidated total......................... $2,174,207 $2,181,232 $1,320,324
                                                ========== ========== ==========

     Credit is granted to customers on an unsecured basis, and generally provides for extended payment terms, which result in a substantial portion of trade receivables being collected during the latter half of the year. Mattel's two largest customers accounted for the following percentage of consolidated net sales and net accounts receivable:

                                                                  1999  1998  1997
                                                                  ----  ----  ----
   Worldwide sales for the year ended............................  36%   32%   33%
   Accounts receivable as of December 31.........................  31%   27%   40%

                         MATTEL, INC. AND SUBSIDIARIES

Note 9--Quarterly Financial Information (Unaudited)

                                    First     Second      Third       Fourth
                                   Quarter    Quarter    Quarter     Quarter
                                   --------  ---------  ----------  ----------
                                    (In thousands of USD, except per share
                                                   amounts)
Year Ended December 31, 1999(a)
Net sales......................... $688,315  $ 802,271  $1,587,703  $1,517,201
Gross profit......................  315,374    359,659     781,822     725,166
Advertising and promotion
 expenses.........................   91,161     96,875     222,597     273,886
Other selling and administrative
 expenses.........................  201,519    198,511     204,722     263,203
Amortization of intangibles.......   13,012     12,960      13,123      12,915
Restructuring and other
 charges(b).......................      --     293,100         --      (11,993)
Other expense (income), net.......    2,244       985       (1,469)     (7,103)
Income (loss) from continuing
 operations before income taxes...  (17,420)  (270,386)    306,830     151,140
Income (loss) from continuing
 operations.......................  (12,630)  (210,981)    222,145     109,853
Income (loss) from discontinued
 operations.......................   17,679      6,647     (86,812)   (128,274)
Net income (loss).................    5,049   (204,334)    135,333     (18,421)
Preferred stock dividend
 requirements.....................   (1,990)    (1,990)        --          --
Net income (loss) applicable to
 common shares....................    3,059   (206,324)    135,333     (18,421)
Basic income (loss) per common
 share:
  Income (loss) from continuing
   operations..................... $  (0.04) $   (0.52) $     0.52  $     0.26
  Income (loss) from discontinued
   operations.....................     0.05       0.02       (0.20)      (0.30)
  Net income (loss)............... $   0.01  $   (0.50) $     0.32  $    (0.04)
  Weighted average number of
   common shares..................  396,480    409,040     425,148     425,680
Diluted income (loss) per common
 share:
  Income (loss) from continuing
   operations..................... $  (0.04) $   (0.52) $     0.52  $     0.26
  Income (loss) from discontinued
   operations.....................     0.05       0.02       (0.20)      (0.30)
  Net income (loss)............... $   0.01  $   (0.50) $     0.32  $    (0.04)
  Weighted average number of
   common and common equivalent
   shares.........................  396,480    409,040     429,455     426,504
Dividends declared per common
 share............................ $   0.08  $    0.09  $     0.09  $     0.09
Common stock market price:
  High............................ $  27.81  $   29.00  $    26.69  $    16.88
  Low.............................    21.50      22.88       19.00       11.81
Year Ended December 31, 1998(a)
Net sales......................... $697,426  $ 861,188  $1,642,189  $1,497,534
Gross profit......................  318,878    404,588     832,887     753,442
Advertising and promotion
 expenses.........................   95,443    109,838     243,477     337,638
Other selling and administrative
 expenses.........................  181,967    190,614     211,503     278,459
Amortization of intangibles.......    7,563      7,591      12,564      13,611
Restructuring and other
 charges(c).......................      --         --       38,000       6,000
Other expense (income), net(d)....      132     (3,798)     12,148      (3,234)
Income from continuing operations
 before income taxes..............   17,381     84,718     277,537      79,810
Income from continuing
 operations.......................   12,401     60,456     198,273      57,123
Income (loss) from discontinued
 operations.......................  (68,358)   (55,878)    (29,539)     31,575
Net income (loss).................  (55,957)     4,578     168,734      88,698
Preferred stock dividend
 requirements.....................   (1,990)    (1,990)     (1,990)     (1,990)
Net income (loss) applicable to
 common shares....................  (57,947)     2,588     166,744      86,708
Basic income (loss) per common
 share:
  Income from continuing
   operations..................... $   0.03  $    0.15  $     0.49  $     0.14
  Income (loss) from discontinued
   operations.....................    (0.18)     (0.14)      (0.07)       0.08
  Net income (loss)............... $  (0.15) $    0.01  $     0.42  $     0.22
  Weighted average number of
   common shares..................  376,364    384,596     399,218     397,237
Diluted income (loss) per common
 share:
  Income from continuing
   operations..................... $   0.03     $ 0.14  $     0.45  $     0.13
  Income (loss) from discontinued
   operations.....................    (0.17)     (0.13)      (0.06)       0.07
  Net income (loss)............... $  (0.14) $    0.01  $     0.39  $     0.20
  Weighted average number of
   common and common equivalent
   shares.........................  410,323    423,407     435,123     424,296
Dividends declared per common
 share............................ $   0.07  $    0.08  $     0.08  $     0.08
Common stock market price:
  High............................ $  45.63  $   43.63  $    42.31  $    39.63
  Low.............................    35.63      36.00       28.00       21.69

--------
(a) Financial information for first quarter 1999 and full year 1998 has been restated retroactively for the effects of the May 1999 merger with Learning Company, accounted for as a pooling of interests.

                         MATTEL, INC. AND SUBSIDIARIES

(b) Represents integration and restructuring charges in the second quarter of 1999 related to the Learning Company merger, and other nonrecurring charges. The nonrecurring credit for the fourth quarter of 1999 represents net adjustments made to the restructuring and nonrecurring charges recorded in the second quarter of 1999.

(c) Includes a nonrecurring charge in the third quarter related to a voluntary recall of certain Power Wheels(R) ride-on vehicles, and a one-time charge in the fourth quarter in connection with the Toys R Us-related antitrust litigation settlement, which reduced diluted earnings per share from continuing operations by U.S.$0.06 and U.S.$0.01, respectively.

(d) Includes unrealized foreign currency exchange losses in the third quarter that were partially recovered in the fourth quarter.

Note 10--Supplemental Financial Information

                                                            As of Year End
                                                         ---------------------
                                                            1999       1998
                                                         ---------- ----------
                                                         (In thousands of USD)
Inventories include the following:
  Raw materials and work in process..................... $   41,452 $   42,851
  Finished goods........................................    394,864    541,507
                                                         ---------- ----------
                                                         $  436,316 $  584,358
                                                         ========== ==========
Prepaid expenses and other current assets include the
 following:
  Deferred income taxes................................. $   64,258 $  178,060
  Other.................................................    101,959     99,888
                                                         ---------- ----------
                                                         $  166,217 $  277,948
                                                         ========== ==========
Intangibles, net include the following:
  Goodwill.............................................. $1,191,227 $1,253,531
  Other.................................................      9,395     10,931
                                                         ---------- ----------
                                                         $1,200,622 $1,264,462
                                                         ========== ==========
Other assets include the following:
  Deferred income taxes................................. $  185,912 $   23,123
  Other.................................................    248,794    180,313
                                                         ---------- ----------
                                                         $  434,706 $  203,436
                                                         ========== ==========
Short-term borrowings include the following:
  Notes payable......................................... $  121,805 $   56,006
  Commercial paper......................................    247,744     78,000
                                                         ---------- ----------
                                                         $  369,549 $  134,006
                                                         ========== ==========
Accrued liabilities include the following:
  Advertising and promotion............................. $  155,192 $  147,551
  Restructuring and other charges.......................    130,552     33,497
  Royalties.............................................     99,249     99,674
  Other.................................................    329,640    370,291
                                                         ---------- ----------
                                                         $  714,633 $  651,013
                                                         ========== ==========

                         MATTEL, INC. AND SUBSIDIARIES

                                                            For the Year
                                                     --------------------------
                                                       1999     1998     1997
                                                     -------- -------- --------
                                                       (In thousands of USD)
Selling and administrative expenses include the
 following:
  Research and development.......................... $171,537 $168,743 $146,032
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest........................................ $134,086 $103,627 $ 94,320
    Income taxes....................................   81,345   93,936  105,812
  Noncash investing and financing activities:
  Common stock issued for acquisitions:
    Settlement of earn-out agreements............... $  5,547 $  5,572 $  2,023
    Sofsource, Inc..................................      --    45,000      --
    Mindscape, Inc..................................      --    30,000      --
    Other...........................................      --       --     7,321
  Conversion of 5 1/2% Notes........................      --    96,695  202,033
  Conversion of 7% Notes............................      --       --    16,034
  Increase in paid-in capital due to value of in-
   the-money employee
   stock options acquired in connection with
   acquisitions.....................................      --       --     2,969

                         MATTEL, INC. AND SUBSIDIARIES

Note 11--New Accounting Pronouncement

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. It also requires that gains or losses resulting from changes in the values of those derivatives be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Mattel is required to adopt this statement for its fiscal year beginning January 1, 2001. Management believes the adoption of this statement will not have a material impact on Mattel's consolidated financial position or results of operations.

Note 12--Discontinued Operations

     In May 1999, Mattel completed its merger with Learning Company, after which Learning Company was merged with and into Mattel, with Mattel being the surviving corporation. Each share of Learning Company Series A Preferred Stock was converted into 20 shares of Learning Company common stock immediately prior to the consummation of the merger. Pursuant to the merger agreement, each outstanding share of Learning Company common stock was then converted into 1.2 shares of Mattel common stock upon consummation of the merger. As a result, approximately 126 million Mattel common shares were issued in exchange for all shares of Learning Company common stock outstanding as of the merger date. The outstanding share of Learning Company special voting stock was converted into one share of Mattel Special Voting Preferred Stock. Each outstanding exchangeable share of Learning Company's Canadian subsidiary, Softkey Software Products Inc., remains outstanding, but upon consummation of the merger became exchangeable for 1.2 shares of Mattel common stock. This transaction was accounted for as a pooling of interests.

     On March 31, 2000, Mattel's board of directors resolved to sell its Consumer Software segment, which is comprised primarily of the assets of Learning Company. As a result of this decision, the Consumer Software segment is being reported as a discontinued operation effective March 31, 2000, and the consolidated financial statements have been reclassified to segregate the net investment in and operating results of the Consumer Software segment. Mattel expects to sell the Consumer Software segment by the end of the year 2000 and expects to record a gain for accounting purposes upon disposal.

     Summary financial information for the discontinued operations is as follows (in millions of USD):

                                                          For the Year
                                                     -------------------------
                                                      1999     1998     1997
                                                     -------  -------  -------
Net sales........................................... $ 919.5  $ 922.9  $ 676.9
                                                     =======  =======  =======

Loss before income taxes............................ $(280.9) $ (67.8) $(423.9)
(Benefit) provision for income taxes................   (90.1)    54.4     44.0
                                                     -------  -------  -------
Net loss............................................ $(190.8) $(122.2) $(467.9)
                                                     =======  =======  =======

                                                               As of Year End
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
Accounts receivable, net...................................... $ 268.0  $ 167.0
Inventories...................................................   108.0     59.9
Other current assets..........................................   192.2    350.6
Intangibles, net..............................................   192.7    220.2
Other noncurrent assets.......................................   154.2     87.5
Current liabilities...........................................  (252.1)  (325.8)
5 1/2% Senior Notes and other long-term liabilities...........  (201.0)  (208.8)
                                                               -------  -------
Net investment in discontinued operations..................... $ 462.0  $ 350.6
                                                               =======  =======